Use these links to rapidly review the document

EXHIBIT 3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL POSITION

BASIS OF PRESENTATION

Management's Discussion and Analysis of Results of Operations and Financial Position ("MD&A") of Granite Real Estate Investment Trust ("Granite REIT") and Granite REIT Inc. ("Granite GP") summarizes the significant factors affecting the combined operating results, financial condition, liquidity and cash flows of Granite REIT, Granite GP and their subsidiaries (collectively "Granite" or the "Trust") for the three month period and year ended December 31, 2018. Unless otherwise noted, all amounts are in millions of Canadian dollars. This MD&A should be read in conjunction with the accompanying audited combined financial statements for the year ended December 31, 2018 prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board. The MD&A was prepared as at March 6, 2019 and its contents were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on this date. Additional information relating to Granite, including the 2018 Annual Information Form ("AIF") dated March 6, 2019, can be obtained from the Trust's website at www.granitereit.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

In addition to using financial measures determined in accordance with IFRS, Granite also uses certain non-IFRS measures in managing its business to measure financial and operating performance as well as for capital allocation decisions and valuation purposes. Granite believes that providing these measures on a supplemental basis to the IFRS results is helpful to investors in assessing the overall performance of Granite's business. These non-IFRS measures include net operating income before lease termination and close-out fees, straight-line rent and tenant incentive amortization ("NOI — cash basis"), same property NOI — cash basis, funds from operations ("FFO"), adjusted funds from operations ("AFFO"), FFO payout ratio, AFFO payout ratio, leverage ratio, interest coverage ratio, net leverage ratio, indebtedness ratio, unencumbered asset coverage ratio and any related per unit amounts. Readers are cautioned that these measures do not have standardized meanings prescribed under IFRS and, therefore, should not be construed as alternatives to net income, cash provided by operating activities or any other measure calculated in accordance with IFRS. Additionally, because these terms do not have standardized meanings prescribed by IFRS, they may not be comparable to similarly titled measures presented by other reporting issuers. Refer to "NON-IFRS MEASURES" for definitions and reconciliations of non-IFRS measures to IFRS financial measures.

Granite REIT 2018 3

FINANCIAL AND OPERATING HIGHLIGHTS

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except as noted)	2018	2017	2018	2017

Operating highlights
Revenue(1)	$59.9	$62.6	$247.5	$244.7
NOI — cash basis(2)	52.9	56.2	216.7	218.2
Net income attributable to stapled unitholders	85.9	233.6	465.2	357.7
FFO(2)(3)	40.9	41.6	168.9	153.2
AFFO(2)(3)	39.8	32.6	138.1	145.4
Cash flows provided from operating activities	34.7	38.2	157.9	158.7
Monthly distributions paid	31.1	30.6	125.1	122.6
FFO payout ratio(2)(4)	77%	75%	78%	78%
AFFO payout ratio(2)(4)	79%	95%	91%	82%
Per unit amounts
Diluted FFO(2)(3)	$0.90	$0.89	$3.68	$3.25
Diluted AFFO(2)(3)	$0.87	$0.69	$3.01	$3.09
Monthly distributions paid	$0.68	$0.65	$2.72	$2.60
Diluted weighted average number of units	45.7	47.0	45.9	47.1

As at December 31,	2018	2017

Financial highlights
Investment properties — fair value(5)	$3,425.0	$2,733.6
Assets held for sale(5)	44.2	391.4
Cash and cash equivalents	658.2	69.0
Total debt	1,303.2	741.4
Trading price per unit (TSX: GRT.UN)	$53.21	$49.25
Debt metrics, ratings and outlook
Net leverage ratio(2)	19%	25%
Interest coverage ratio(2)	9.4x	9.5x
Weighted average cost of debt	2.17%	2.54%
Weighted average debt term-to-maturity, in years	4.7	4.8
DBRS rating and outlook	BBB stable	BBB stable
Moody's rating and outlook	Baa2 stable	Baa2 stable
Property metrics(5)
Number of investment properties	84	87
Income-producing properties	80	84
Properties under development	2	—
Land held for development	2	3
Gross leasable area ("GLA"), square feet	32.2	29.1
Occupancy, by GLA	99.1%	98.4%
Magna as a percentage of annualized revenue(6)	54%	71%
Magna as a percentage of GLA	47%	61%
Weighted average lease term, in years by GLA	6.0	5.9
Overall capitalization rate(7)	6.7%	7.6%

4 Granite REIT 2018

(1)
Granite has retrospectively applied IFRS 15, Revenue from Contracts with Customers (see "NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS") and all historical periods herein have been restated to reflect such treatment.
(2)
For definitions of Granite's non-IFRS measures, refer to the section "NON-IFRS MEASURES".
(3)
For the year ended December 31, 2018, Granite recognized $1.0 million ($0.02 per unit) in revenue related to a lease termination and close-out fee and a net $8.5 million ($0.19 per unit) foreign exchange gain on the remeasurement of US dollar cash proceeds from the sale of investment properties in January 2018. For the year ended December 31, 2017, Granite incurred $5.9 million ($0.12 per unit) of expenses in connection with a proxy contest that preceded the June 2017 annual general meeting and recognized $1.6 million ($0.03 per unit) related to lease termination and close-out fees in revenue. FFO, AFFO and the per unit amounts include the aforementioned items.
In the first quarter of 2018, Granite also paid $9.1 million ($0.19 per unit) related to a tenant incentive allowance for a 2014 lease extension at the Eurostar facility in Graz, Austria. AFFO and AFFO per unit amounts have been reduced by this $9.1 million tenant allowance payment.
(4)
For comparative purposes, the FFO payout ratio and AFFO payout ratio exclude the lease termination and close-out fee of $1.0 million and the net $8.5 million foreign exchange gain on the remeasurement of US dollar cash proceeds from the sale of properties for the year ended December 31, 2018 as well as the lease termination and close-out fees of $1.6 million and the $5.9 million of proxy contest expenses in the prior year. AFFO payout ratio further excludes the $9.1 million tenant incentive payment made in 2018 in connection with the 2014 lease extension at the Eurostar facility.
(5)
Assets held for sale are excluded from investment properties and related property metrics. Accordingly, six such assets that were held for sale at December 31, 2018 and 10 such assets that were held for sale at December 31, 2017 were excluded from investment properties and related property metrics at December 31, 2018 and December 31, 2017, respectively, throughout this MD&A.
(6)
Annualized revenue for each period presented is calculated as rental revenue excluding tenant recoveries, recognized in accordance with IFRS, in the month of December multiplied by twelve months.
(7)
Refer to "Valuation Metrics by Investment Property Asset Category" in "Investment Properties" section.

BUSINESS OVERVIEW AND STRATEGIC OUTLOOK

Business Overview

Granite is a Canadian-based real estate investment trust ("REIT") engaged in the acquisition, development, ownership and management of industrial, warehouse and logistics properties in North America and Europe. As at March 6, 2019, Granite owns 86 investment properties in nine countries having approximately 33.6 million square feet of gross leasable area. The tenant base includes Magna International Inc. and its operating subsidiaries (collectively "Magna") as the largest tenant, in addition to tenants from various other industries. Properties leased to Magna are generally leased to operating subsidiaries of Magna International Inc. and the terms of the leases are not guaranteed by the parent company except for certain leases wherein the parent is the tenant.

Granite's investment properties consist of income-producing properties, properties under development and land held for development (see "INVESTMENT PROPERTIES"). The income-producing properties consist of light industrial properties, heavy industrial manufacturing facilities, warehouse and logistics properties, corporate offices, product development and engineering centres and test facilities. The lease payments are primarily denominated in three currencies: the Canadian dollar ("$"), the Euro ("€") and the US dollar ("US$").

Granite REIT 2018 5

Granite's investment properties (excluding the six assets held for sale) by geographic location, property count and square footage as at March 6, 2019 are summarized below:

Investment Properties Summary

Nine countries/86 properties/33.6(1) million square feet

(1)
Includes a 0.3 million square foot expansion completed in West Jefferson, OH and two income-producing properties representing 1.0 million of GLA acquired subsequent to December 31, 2018.

Strategic Outlook

Management continues to identify and pursue value creation opportunities that will build on Granite's current foundation, leverage the balance sheet and invest to grow and diversify the asset base.

Granite's long-term strategy is to continue to build an institutional quality and globally diversified industrial real estate business; to grow and diversify its asset base through acquisitions, development, re-development and dispositions; to optimize its balance sheet; and to reduce its exposure to Magna and the special purpose properties (see "INVESTMENT PROPERTIES") over the long-term.

Following the sale of 16 non-core properties in 2018 (see "SIGNIFICANT MATTERS"), Granite has positioned itself to capitalize on market opportunities within its geographic footprint and execute on its strategy as well as benefit from a net leverage ratio of 19%, liquidity of approximately $1.2 billion and a strong pipeline of acquisition and development opportunities.

As Granite looks to the remainder of 2019, its priorities are as follows:

  •
  Strategically redeploy the proceeds from the recently sold properties and financing initiatives;

  •
  Accelerate growth in its target markets in North America and Europe primarily through property, portfolio and corporate acquisitions as well as through joint venture arrangements and development of modern logistics and e-commerce assets in e-commerce markets;

  •
  Continue to dispose of select non-core assets;

  •
  Maintain a target occupancy in excess of 98%;

  •
  Enhance Granite's global platform;

  •
  Grow net asset value as well as FFO and AFFO per unit; and

  •
  Pursue development opportunities within the existing portfolio.

Executing on these near-term priorities will accelerate the ongoing transformation of Granite into an institutional quality e-commerce and distribution real estate business.

6 Granite REIT 2018

SIGNIFICANT MATTERS

Property Acquisitions

During the year ended December 31, 2018, Granite acquired seven income-producing modern properties in the United States and one in Germany as well as one property comprised of development land in the United States. Property acquisitions consisted of the following:

2018 Acquisitions (in millions, except as noted) Property Address	Location	Sq ft(1)	Weighted Average Lease Term, in years by sq ft(1)	Date Acquired	Property Purchase Price	In-going Stabilized Yield(1)

Income-producing properties:
3870 Ronald Reagan Parkway	Plainfield, IN	0.6	5.8	Mar 23, 2018	$50.8	5.3%
181 Antrim Commons Drive	Greencastle, PA	0.4	14.6	Apr 4, 2018	44.3	5.7%
Ohio portfolio (four properties):
10, 100 and 115 Enterprise Parkway and 15 Commerce Parkway	West Jefferson, OH	3.8	7.0	May 23, 2018	299.3	6.0%
Joseph-Meyer-Straße 3	Erfurt, Germany	0.7	4.7	Jul 12, 2018	82.7	5.4%
120 Velocity Way	Shepherdsville, KY	0.7	4.8	Dec 3, 2018	65.9	5.7%
Development land:
12.9 acres of development land, Lot 18, Park 70	West Jefferson, OH	N/A	N/A	Nov 1, 2018	1.2	N/A

Total		6.2	6.8		$544.2	5.8%

(1)
As at the date of acquisition

Acquisition, Construction and Development Commitments

Granite had the following property expansion and purchase commitments as well as construction and development commitments:

Commitments (in millions, except as noted) Property Location	Additional sq ft	Payments/ Deposits Made(1)	Future Commitments	Total Cost	Year-One Stabilized Yield

As at December 31, 2018:
Expansion at West Jefferson, OH	0.3	$20.6	$3.5	$24.1	6.1%
Leasehold interest in two properties in Mississauga, ON	0.9	7.0	147.0	154.0	4.5%
Properties under development in Texas and Indiana as well as other construction commitments	1.4	34.5	306.5	341.0	6.0%

	2.6	$62.1	$457.0	$519.1	5.4%
Commitments between January 1, 2019 and March 6, 2019:
Two property purchases in Wilmer and Hutchins, TX(2)	1.0	—	168.8	168.8	6.2%
Demolition phase of property under development in Germany	—	—	1.7	1.7	N/A

	3.6	$62.1	$627.5	$689.6	5.6%

(1)
As at December 31, 2018
(2)
Subsequent to December 31, 2018, Granite committed to acquire these properties. On March 1, 2019, Granite purchased the properties for total consideration of $168.8 million.
Granite REIT 2018 7

Commitments as at December 31, 2018

In January 2019, Granite completed a building expansion at a West Jefferson, Ohio property for $24.1 million (US$17.7 million) that added 0.3 million square feet and is expected to contribute approximately $1.4 million in additional annual revenue upon rent commencement in the first quarter of 2020 subsequent to a rent-free period of approximately one year. Construction of the expansion commenced during the third quarter of 2018 and was substantially completed in January 2019.

A deposit of $7.0 million was made during 2018 to acquire the leasehold interest in two income-producing properties located in Mississauga, Ontario for total consideration of $154.0 million. This commitment to purchase the leasehold interest is subject to customary closing conditions and the consent of the ground lessor. The purchase is expected to close in the second quarter of 2019.

A deposit of $27.3 million (US$20.0 million) was also made during 2018 in connection with a contractual commitment to acquire a property under development in the state of Texas. This commitment to purchase the property under development is subject to specific confidentiality provisions and customary closing conditions including certain purchase rights in favour of the tenant and is expected to close concurrently with the lease commencement in the third quarter of 2019 following construction of the building.

As at December 31, 2018, Granite's commitment to purchase these aforementioned properties and expansion together with additional contractual commitments related to construction and development projects, including the development of a property in Plainfield, Indiana, amounted to approximately $457 million.

Commitments subsequent to December 31, 2018

On March 1, 2019, Granite acquired two properties in the United States for $168.8 million (US$123.7 million). The first property, 201 Sunridge Boulevard, Wilmer, Texas, is a 0.8 million square feet, 30-foot clear height distribution centre situated on 53.4 acres of land. Constructed in 2008, the property is 100% leased to a subsidiary of Unilever for a remaining lease term of 9.5 years. The excess land on the property can support a building expansion of up to 0.3 million square feet, providing attractive site flexibility and the potential for additional income in the future. The second property, 3501 North Lancaster Hutchins Road, Hutchins, Texas, is a 174.6 acre site, containing three buildings totaling 0.2 million square feet. The property is 100% leased to a leading wholesale automotive auction company for a remaining lease term of 10.4 years. The gross leasable area of the existing buildings represents a site coverage ratio of only 2.6%, providing significant potential for future development. Both properties are located within the southeast Dallas-Fort Worth industrial market.

During the first quarter of 2019, Granite entered into an agreement for approximately $1.7 million (€1.1 million) to demolish an existing building on a 15 acre site in Altbach, Germany. As at March 6, 2019, the demolition of the property is almost complete and construction of a 0.3 million square foot distribution/light industrial facility is expected to commence later in 2019.

8 Granite REIT 2018

2018 Property Dispositions

During the year ended December 31, 2018, 16 properties previously classified as assets held for sale were disposed of for approximately $730 million and an overall capitalization rate of 6.7%. The properties consisted of the following:

2018 Dispositions (in millions, except as noted) Property Address	Location	Sq ft	Date Disposed	Sale Price	Annualized Revenue(1)

111 Cosma Drive	Bowling Green, KY	1.2	Jan 30, 2018	$170.0	$12.0
1 Cosma Court and 170 Edward Street	St. Thomas, ON	1.5	Jan 30, 2018	154.6	10.8
Newpark campus (seven properties):
521, 550, 561, 564, 581, 594 and 630 Newpark Boulevard	Newmarket, ON	0.6	Jan 31, 2018	63.0	2.8
1 Clearview Drive	Tillsonburg, ON	0.3	Jul 18, 2018	7.2	0.6
120 Moon Acres Road	Piedmont, SC	1.1	Sep 13, 2018	216.4	14.2
1000 JD Yarnell Industrial Parkway	Clinton, TN	0.5	Sep 13, 2018	54.8	4.1
337 and 375 Magna Drive	Aurora, ON	0.1	Sep 27, 2018	60.0	3.7
Industriestrasse 11	Schleiz, Germany	0.1	Oct 4, 2018	3.6	0.4

		5.4		$729.6	$48.6

(1)
Annualized revenue is calculated as rental revenue excluding tenant recoveries, recognized in accordance with IFRS, in the month the property was first classified as an asset held for sale multiplied by twelve months.

During the year ended December 31, 2018, Granite completed the sale of its two remaining special purpose properties in the United States located in Piedmont, South Carolina and Clinton, Tennessee. The gross proceeds for these two properties of $216.4 million and $54.8 million included amounts that are expected to be received in the first quarters of 2020 and 2019, respectively, and were based on an estimated consumer price index inflation factor at the date of disposition. At December 31, 2018, the expected remaining proceeds receivable was $11.8 million (US$8.7 million) for the property disposed of in South Carolina and $0.2 million (US$0.2 million) for the Tennessee property disposal. The proceeds receivable are subject to change and will be dependent upon the actual inflation factors.

Assets Held for Sale

At December 31, 2018, six investment properties located in Canada and the United States were classified as assets held for sale. The six properties, having an aggregate fair value of $44.2 million, consisted of the following:

Held for Sale (in millions, except as noted) Property Address	Location	Sq ft	Fair Value	Annualized Revenue(1)

3 Walker Drive (nine acre parcel of land)	Brampton, ON	N/A	$13.4	$—
375 Edward Street	Richmond Hill, ON	0.1	7.8	—
403 S 8th Street	Montezuma, IA	0.2	7.1	0.8
1951 A Avenue	Victor, IA	0.1	5.5	0.6
408 N Maplewood Avenue	Williamsburg, IA	0.2	7.2	0.6
411 N Maplewood Avenue	Williamsburg, IA	0.1	3.2	0.2

		0.7	$44.2	$2.2

(1)
Annualized revenue is calculated as rental revenue excluding tenant recoveries, recognized in accordance with IFRS, in the month the property was first classified as an asset held for sale multiplied by twelve months.
Granite REIT 2018 9

These aforementioned properties were classified as assets held for sale on the combined balance sheets at December 31, 2018 and were excluded from the value of investment properties. These properties are also excluded from references to investment properties and related property metrics on the date thereof throughout this MD&A. During January and February 2019, all six properties classified as assets held for sale were sold for aggregate gross proceeds of $43.7 million.

Unsecured Term Loans

On December 12, 2018, Granite entered into and fully drew down a $300.0 million seven-year senior unsecured non-revolving term facility (the "2025 Term Loan"). Through a cross currency interest rate swap, Granite has exchanged the variable rate interest payments (Canadian Dollar Offered Rate "CDOR" plus margin) from the 2025 Term Loan for Euro denominated payments at a 2.202% fixed interest rate.

On December 19, 2018, Granite entered into and fully drew down a US$185.0 million four-year senior unsecured non-revolving term facility (the "2022 Term Loan"). Through a cross currency interest rate swap, Granite has exchanged the variable rate interest payments (LIBOR plus margin) from the 2022 Term Loan for Euro denominated payments at a 1.225% fixed interest rate.

Granite intends to use the net proceeds from both term loans for general corporate purposes, including to fund development and property acquisitions.

Officer and Board Appointments

Effective August 1, 2018, Kevan Gorrie became Granite's President and Chief Executive Officer, a trustee of Granite REIT and a director of Granite GP, replacing Michael Forsayeth.

Special Distribution to Unitholders

As a result of the increase in taxable income generated primarily by the sale transactions in 2018, Granite's Board of Trustees declared a special distribution in December 2018 of $1.20 per stapled unit which comprised 30.0 cents per unit payable in cash and 90.0 cents per unit payable by the issuance of stapled units. The cash portion of the special distribution was intended to provide liquidity to unitholders to cover all or part of any non-resident withholding taxes or other income tax obligations that may arise from the additional taxable income being distributed via the special distribution. On January 15, 2019, immediately following the issuance of the stapled units related to the portion of the special distribution payable in stapled units of 90.0 cents per unit, the stapled units were consolidated such that each unitholder held the same number of stapled units after the consolidation as each unitholder held prior to the special distribution.

Increase in Monthly Distributions

The 2019 targeted annualized distribution increased by 2.9% to $2.80 (23.3 cents per month) per stapled unit commencing with the monthly distribution paid in January 2019.

10 Granite REIT 2018

RESULTS OF OPERATIONS

Foreign Currency Translation

The majority of Granite's investment properties are located in Europe and the United States and the cash flows derived from such properties are primarily denominated in Euros and US dollars. Accordingly, fluctuations in the Canadian dollar, Granite's reporting currency, relative to the Euro and US dollar will result in fluctuations in the reported values of revenues, expenses, cash flows, assets and liabilities. The most significant foreign currency exchange rates that impact Granite's business are summarized in the following table:

	Average Exchange Rates						Period End Exchange Rates
	Three Months Ended December 31,			Years Ended December 31,
							December 31, 2018	December 31, 2017
	2018	2017	Change	2018	2017	Change			Change

$ per €1.00	1.508	1.497	1%	1.530	1.465	4%	1.563	1.505	4%
$ per US$1.00	1.322	1.271	4%	1.296	1.298	—%	1.364	1.252	9%

The average exchange rates for the three months ended December 31, 2018 were higher when compared to those for the three months ended December 31, 2017 as a result of the relative weakening of the Canadian dollar vis-à-vis the Euro and US dollar, which, on a comparative basis, increased the Canadian dollar equivalent of revenue and expenses from Granite's European and U.S. operations.

For the year ended December 31, 2018 compared to the prior year, the average exchange rates of the Canadian dollar to the Euro and US dollar were higher and slightly lower, respectively, which on a comparative basis, increased the Canadian dollar equivalent of revenue and expenses from Granite's European operations and marginally decreased the Canadian dollar equivalent of revenue and expenses from Granite's U.S. operations.

The period end exchange rates of the Canadian dollar to the Euro and US dollar on December 31, 2018 were higher when compared to the December 31, 2017 exchange rates. As a result, the Canadian dollar equivalent of assets and liabilities from Granite's European and U.S. subsidiaries were higher when compared to December 31, 2017.

On a net basis, the effect of the changes in exchange rates on Granite's operating results for the three month period and year ended December 31, 2018 was as follows:

Effects of Changes in Exchange Rates on Operating Results

	Three Months Ended December 31,	Years Ended December 31,
(in millions, except per unit information)	2018 vs 2017	2018 vs 2017

Increase in revenue	$0.9	$4.5
Increase in NOI — cash basis	0.8	4.4
Increase in net income	1.2	5.0
Increase in FFO	0.9	2.8
Increase in AFFO	0.8	2.8
Increase in FFO per unit	$0.02	$0.06
Increase in AFFO per unit	$0.02	$0.06

Granite REIT 2018 11

Operating Results

Revenue

Revenue

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017(1)	$ change	2018	2017(1)	$ change

Rental revenue	$53.5	$55.7	(2.2)	$220.0	$216.1	3.9
Tenant recoveries	6.4	6.9	(0.5)	26.5	27.0	(0.5)
Lease termination and close-out fees	—	—	—	1.0	1.6	(0.6)

Revenue	$59.9	$62.6	(2.7)	$247.5	$244.7	2.8

(1)
Granite has retrospectively applied IFRS 15, Revenue from Contracts with Customers (see "NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS") and all historical periods herein have been restated to reflect such treatment.

Revenue for the three month period ended December 31, 2018 decreased $2.7 million to $59.9 million from $62.6 million in the prior year period. The components contributing to the change in revenue are detailed below:

Q4 2018 vs Q4 2017 Change in Revenue

Additional details pertaining to the components of the change in revenue are as follows:

  •
  contractual rent adjustments included $0.7 million from consumer price index based increases and $0.1 million from fixed contractual adjustments related to rent escalations;

  •
  the acquisitions of properties located in the United States and Germany in 2018 increased revenue by $8.6 million, which included $0.7 million of tenant recoveries;

  •
  revenue increased by $1.4 million primarily due to the partial lease-up of a property in Novi, Michigan;
12 Granite REIT 2018

  •
  the sale of 16 investment properties in Canada, the United States and Germany in 2018 decreased revenue by $13.8 million of which $1.6 million related to a reduction in property tax and insurance tenant recoveries;

  •
  vacancies arising from a lease expiry for a property in the Netherlands and three lease expiries for properties in Canada decreased revenue by $0.4 million each. The property in the Netherlands was re-leased in December 2018; and

  •
  foreign exchange had a $0.9 million positive impact as the weakening of the Canadian dollar against the Euro and US dollar increased revenue by $0.1 million and $0.8 million, respectively.

Revenue for the year ended December 31, 2018 increased $2.8 million to $247.5 million from $244.7 million in the prior year. The components contributing to the change in revenue are detailed below:

Year 2018 vs Year 2017 Change in Revenue

Additional details pertaining to the components of the change in revenue are as follows:

  •
  contractual rent adjustments included $2.8 million from consumer price index based increases and $0.4 million from fixed contractual adjustments related to rent escalations;

  •
  revenue increased by $0.4 million primarily due to the purchase of two building expansions in the United States in the prior year;

  •
  the acquisitions of properties located in the United States and Germany from October 2017 to December 2018 increased revenue by $28.7 million, which included $2.8 million of tenant recoveries;

  •
  revenue increased by $4.3 million primarily due to the partial lease-up of a property in Novi, Michigan;

  •
  revenue decreased by $1.6 million as a result of the lease termination and close-out fees received in the prior year, partially offset by a $1.0 million lease termination fee in 2018 for an acquired property in the United States for which the leasable area was re-leased to a new tenant;

  •
  the sale of 16 properties in Canada, the United States and Germany in 2018 decreased revenue by $34.7 million of which $4.4 million related to a reduction in property tax and insurance tenant recoveries;
Granite REIT 2018 13

  •
  lease expiries for five properties in North America and two properties in Europe resulted in vacancies that decreased revenue by $1.5 million and $2.2 million, respectively; and

  •
  foreign exchange had a net $4.5 million positive impact largely from the weakening of the Canadian dollar against the Euro.

Revenue by major currency for the three month periods and years ended December 31, 2018 and 2017 was as follows:

Revenue by Currency

Fourth Quarter 2018	Fourth Quarter 2017

Year 2018	Year 2017

The mix in revenue for the three months and year ended December 31, 2018 compared to the prior year periods has changed primarily with revenue denominated in US dollars increasing and revenue

14 Granite REIT 2018

denominated in Canadian dollars decreasing as a result of the recent U.S. acquisitions and Canadian property dispositions.

As a majority of the Trust's revenue is denominated in currencies other than the Canadian dollar, Granite uses derivative financial instruments, including cross currency interest rate swaps and forward currency contracts, to partially hedge its exposure to foreign currencies and reduce the potential impact that foreign currency rate changes may have on Granite's operating results, cash flows and distributions.

Net Operating Income

Net operating income ("NOI") in the three months ended December 31, 2018 was $52.4 million compared to $54.5 million in the three months ended December 31, 2017. NOI in the year ended December 31, 2018 was $216.6 million compared to $213.3 million in the year ended December 31, 2017. NOI — cash basis excludes the impact of lease termination and close-out fees, and straight-line rent and tenant incentive amortization and reflects the cash generated by the income-producing properties excluding lease termination and close-out fees on a period-over-period basis. NOI — cash basis was $52.9 million in the three months ended December 31, 2018 compared with $56.2 million in the prior year period. NOI — cash basis was $216.7 million in the year ended December 31, 2018 compared with $218.2 million in the year ended December 31, 2017.

Same property NOI — cash basis refers to the NOI — cash basis for those properties owned by Granite throughout the entire current and prior year periods under comparison. Same property NOI — cash basis excludes properties that were acquired, disposed of, classified as properties under or held for development or assets held for sale during the periods under comparison. Same property NOI — cash basis in the three months ended December 31, 2018 was $42.9 million compared to $41.3 million in the three months ended December 31, 2017. Same property NOI — cash basis in the year ended December 31, 2018 was $170.9 million compared to $164.6 million in the year ended December 31, 2017. The changes in NOI, NOI — cash basis and same property NOI — cash basis are detailed below:

Changes in NOI(3), NOI — Cash Basis and Same Property NOI — Cash Basis

		Three Months Ended December 31,				Years Ended December 31,
	Sq ft(1) (in millions)				Sq ft(1) (in millions)
		2018	2017(2)	$ change		2018	2017(2)	$ change

Revenue		$59.9	$62.6	(2.7)		$247.5	$244.7	2.8
Less: Property operating costs		7.5	8.1	(0.6)		30.9	31.4	(0.5)

NOI(3)		$52.4	$54.5	(2.1)		$216.6	$213.3	3.3
Add (deduct):
Lease termination and close-out fees		—	—	—		(1.0)	(1.6)	0.6
Straight-line rent amortization		(0.8)	0.3	(1.1)		(4.3)	1.1	(5.4)
Tenant incentive amortization		1.3	1.4	(0.1)		5.4	5.4	—

NOI — cash basis	32.2	$52.9	$56.2	(3.3)	32.2	$216.7	$218.2	(1.5)
Less NOI — cash basis for:
Acquisitions	8.4	9.5	2.3	7.2	8.4	26.0	2.3	23.7
Dispositions, assets held for sale and developments	0.7	0.5	12.6	(12.1)	6.0	19.8	51.3	(31.5)

Same property NOI — cash basis	23.8	$42.9	$41.3	1.6	23.8	$170.9	$164.6	6.3

(1)
The square footage relating to the NOI — cash basis represents GLA of 32.2 million square feet as at December 31, 2018. The square footage relating to the same property NOI — cash basis represents Granite's GLA of 23.8 million square feet as at
Granite REIT 2018 15

  December 31, 2018, which excludes the impact from the acquisitions, dispositions, assets held for sale and developments during the relevant periods.

(2)
The Trust has retrospectively applied IFRS 15, Revenue from Contracts with Customers (see "NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS") and all historical periods herein have been restated to reflect such treatment.
(3)
NOI is calculated in accordance with IFRS and is included in the audited combined financial statements as at and for the year ended December 31, 2018. Previously, Granite reported NOI as a non-IFRS financial measure, calculated as set forth above but excluding lease termination and close-out fee revenue. NOI for the year ended December 31, 2017 as calculated under the prior method was previously reported as $211.7 million, and for the quarter ended December 31, 2017 was previously reported as $54.5 million.

Property operating costs include recoverable and non-recoverable costs from tenants and consist of property taxes, utilities, insurance, repairs and maintenance, legal and other property-related expenses. None of Granite's employee compensation expenses are included in property operating costs.

Straight-line rent amortization represents the scheduled fixed rent changes or rent-free periods in leases that are recognized in revenue evenly on a straight-line basis over the term of the lease. Tenant incentive amortization mainly represents allowances provided to tenants that are recognized in revenue evenly on a straight-line basis over the term of the lease and primarily comprises the amortization associated with the cash allowance incentives paid to Magna in respect of the 10-year lease extensions exercised during the 2014 year at the Thondorf and Eurostar properties in Graz, Austria.

NOI — cash basis for the three month period ended December 31, 2018 decreased $3.3 million to $52.9 million from $56.2 million in the prior year period due to the decrease in rental revenue as noted previously and the straight-line rent amortization associated with the recent acquisitions in the United States and rent-free period for the re-leasing of a property in the Netherlands.

NOI — cash basis for the year ended December 31, 2018 decreased $1.5 million to $216.7 million from $218.2 million in the prior year as a result of the straight-line rent amortization for the properties mentioned above and rent-free periods associated with the partial lease-up of vacant space in Novi, Michigan and the early renewals and extensions of three leases in North America and Germany, partially offset by the increase in rental revenue as noted previously.

Same property NOI — cash basis for the three month period ended December 31, 2018 increased $1.6 million (3.9%) to $42.9 million primarily due to the increase in contractual rents, partial lease-up of the property in Novi, Michigan and the favourable foreign exchange impact from the weakening of the Canadian dollar against the US dollar, partially offset by vacancies for properties in Canada and the Netherlands. Excluding the impact of foreign exchange, same property NOI — cash basis for the three month period ended December 31, 2018 would have increased by 1.9%.

Same property NOI — cash basis for the year ended December 31, 2018 increased $6.3 million (3.8%) to $170.9 million largely resulting from the increase in contractual rents, the partial lease-up of the vacant space in Novi, Michigan and the property in Poland, and the favourable foreign exchange impact from the weakening of the Canadian dollar against the Euro, partially offset by vacancies for properties in North America and the Netherlands and rent-free periods for certain lease renewals in Europe. Excluding the impact of foreign exchange, same property NOI — cash basis for the year ended December 31, 2018 would have increased by 0.3%.

16 Granite REIT 2018

NOI — cash basis for the three month periods and years ended December 31, 2018 and 2017 by geography was as follows:

NOI — Cash Basis by Geography

Fourth Quarter 2018	Fourth Quarter 2017

Year 2018	Year 2017

Granite REIT 2018 17

The mix in NOI — cash basis for the three months and year ended December 31, 2018 compared to the prior year periods has changed primarily with the percentage attributable to the United States increasing and Canada decreasing as a result of the recent U.S. acquisitions and Canadian property dispositions.

Granite's property portfolio and NOI — cash basis are geographically diversified, which reduces the risk to Granite's operating results of any particular country's economic downturn.

General and Administrative Expenses

General and administrative expenses consisted of the following:

General and Administrative Expenses

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	$ change	2018	2017	$ change

Salaries and benefits	$4.2	$3.1	1.1	$16.0	$12.1	3.9
Audit, legal and consulting	1.0	0.9	0.1	4.0	3.4	0.6
Trustee/director fees and related expenses	0.2	0.4	(0.2)	1.1	1.4	(0.3)
Unit-based compensation including distributions and revaluations	0.6	0.7	(0.1)	3.2	4.0	(0.8)
Other public entity costs	0.4	0.4	—	1.6	1.7	(0.1)
Office rents	0.2	0.2	—	0.9	0.9	—
Other	0.6	0.9	(0.3)	2.6	2.5	0.1

General and administrative expenses	$7.2	$6.6	0.6	$29.4	$26.0	3.4

General and administrative expenses were $7.2 million for the three month period ended December 31, 2018 and increased $0.6 million in comparison to the prior year period primarily as a result of the following:

  •
  an increase in salaries and benefits expense mainly due to higher incentive pay expense, partially offset by;

  •
  a decrease in trustee/director fees as a result of a reduction in board fees starting in 2017; and

  •
  a decrease in other general and administrative expenses primarily due to fees for various administrative matters, such as staff replacements and travel, incurred in the prior year period.

General and administrative expenses were $29.4 million for the year ended December 31, 2018 and increased $3.4 million in comparison to the prior year primarily as a result of the following:

  •
  an increase in salaries and benefits expense mainly due to compensation costs associated with departing employees including Granite's former Chief Executive Officer and Chief Operating Officer as well as higher incentive pay expense in the 2018 year; and

  •
  an increase in audit, legal and consulting costs due to corporate advisory matters including internal reorganizations and administrative matters, such as temporary staff replacements. These increases were partially offset by:

  •
  the reduction in unit-based compensation costs mainly due to the decrease in fair value remeasurement expense resulting from fluctuations in the market price of the Trust's stapled units. For the years ended December 31, 2018 and 2017, general and administrative expenses included a
18 Granite REIT 2018

    fair value remeasurement expense of $0.5 million and $1.2 million, respectively, associated with the unit-based compensation plans.

Proxy Contest Expenses

In the year ended December 31, 2017, Granite incurred expenses of $5.9 million in connection with the proxy contest leading up to Granite's June 2017 annual general meeting. Included in the proxy contest expenses are legal, advisory and proxy solicitation costs incurred directly by Granite and a $2.0 million reimbursement of out-of-pocket fees and expenses incurred by Front Four Capital Group and Sandpiper Group regarding matters relating to the annual general meeting. Sandpiper Group received $0.7 million of the reimbursement. An individual affiliated with Sandpiper Group is a related party of Granite by virtue of becoming a director of Granite GP and a trustee of Granite REIT.

Interest Income

Interest income for the three month periods ended December 31, 2018 and 2017 was $0.8 million and $0.1 million, respectively. The $0.7 million increase is primarily due to interest income earned from higher cash balances resulting from property dispositions and the drawdowns from the term loans.

Interest income for the years ended December 31, 2018 and 2017 was $2.6 million and $0.5 million, respectively. The $2.1 million increase is primarily due to interest income earned from higher cash balances as noted above and a vendor take-back mortgage receivable associated with a property disposition. The mortgage receivable bore interest at an annual rate of 6.0% and was repaid on April 16, 2018.

Interest Expense and Other Financing Costs

Interest expense and other financing costs for the three month periods ended December 31, 2018 and 2017 remained consistent at $5.5 million. The fourth quarter of 2018 included interest expense associated with the term loan drawdowns in December 2018 while the prior year period included interest expense for the outstanding credit facility draws.

Interest expense and other financing costs for the years ended December 31, 2018 and 2017 were $22.4 million and $20.0 million, respectively. The $2.4 million increase is primarily related to:

  •
  the higher interest expense associated with the credit facility draws and term loans indebtedness during 2018;

  •
  the foreign exchange impact resulting from the relative weakening of the Canadian dollar against the Euro on the cross currency interest rate swaps; and

  •
  the higher standby fees relating to the increased borrowing capacity under the credit facility.

As at December 31, 2018, Granite's weighted average cost of interest-bearing debt was 2.17% (2017 — 2.54%) and the weighted average debt term-to-maturity was 4.7 years (2017 — 4.8 years).

Foreign Exchange Gains/Losses, Net

Granite recognized net foreign exchange gains of $1.4 million and $0.8 million in the three month periods ended December 31, 2018 and 2017, respectively. The $0.6 million increase in net foreign exchange gains is primarily due to the settlement of two cross currency interest rate swaps entered into to fund the property acquisition in Germany.

Granite recognized net foreign exchange gains of $9.4 million in the year ended December 31, 2018 which included an $8.5 million foreign exchange gain related to the remeasurement of the US dollar cash proceeds received from the sale of three investment properties in January 2018. In comparison, Granite recognized net foreign exchange losses of $0.6 million in the year ended December 31, 2017. The $10.0 million increase

Granite REIT 2018 19

in net foreign exchange gains is substantially due to the remeasurement of the US dollar cash proceeds and, to a lesser extent, the settlement of two cross currency interest rate swaps as noted above, partially offset by the net remeasurement of certain monetary assets and liabilities of the Trust that are denominated in US dollars or Euros.

Fair Value Gains/Losses on Investment Properties, Net

Net fair value gains on investment properties were $52.9 million and $185.2 million in the three month periods ended December 31, 2018 and 2017, respectively. In the three month period ended December 31, 2018, net fair value gains of $52.9 million were largely attributable to a compression in discount and terminal capitalization rates for properties located in Canada, the United States and the Netherlands that resulted from a greater market demand for industrial real estate properties and, to a lesser extent, the increase in fair value to the expected sale price for the multi-purpose properties sold in the first quarter of 2019 and the positive changes in leasing assumptions associated with new leases and lease renewals.

The net fair value gains on investment properties in the three month period ended December 31, 2017 of $185.2 million were primarily attributable to i) the increase in fair value to the sale price for the 10 properties (three special purpose properties and seven multi-purpose facilities) sold in January 2018 and the higher valuation implied on certain remaining special purpose properties (see "INVESTMENT PROPERTIES") from the pricing realized and the liquidity potential demonstrated from the sale and ii) a compression in discount and terminal capitalization rates for certain multi-purpose properties located in Canada resulting from market demand which led to improved asset pricing.

Net fair value gains on investment properties were $354.7 million and $212.1 million in the years ended December 31, 2018 and 2017, respectively. In the year ended December 31, 2018, net fair value gains of $354.7 million were largely attributable to i) an increase in fair value to the sale price for the multi-purpose and special purpose properties sold in 2018 and 2019, ii) a compression in discount and terminal capitalization rates and an increase in market rents for properties located in Canada, the United States, Germany and the Netherlands resulting from a greater market demand and, to a lesser extent, iii) positive changes in leasing assumptions primarily from contractual rent increases, new leases and lease renewals.

The net fair value gains on investment properties in the year ended December 31, 2017 of $212.1 million were attributable to several factors, and, in particular, to i) the increase in fair value to the sale price for the 10 properties sold in January 2018 and the higher valuation implied on certain remaining special purpose properties, as noted above, ii) a compression in discount and terminal capitalization rates for certain modern warehouse and multi-purpose properties located in Canada, the United States and Europe resulting from market demand which led to improved asset pricing and iii) favourable changes in leasing assumptions from new leases or renewals executed at multi-purpose properties located in Canada and the United States and modern warehouse properties in Europe.

Acquisition Transaction Costs

Acquisition transaction costs for the three month period and year ended December 31, 2018 were $0.4 million and $8.0 million compared to $0.4 million and $0.7 million for the prior year periods, respectively. Acquisition transaction costs primarily include land transfer tax, legal and advisory costs associated with completed acquisitions and, to a lesser extent, legal and advisory costs associated with pursuing acquisition opportunities that were not completed. The increase in acquisition transaction costs for the current year is due to greater overall acquisition activity and a $5.4 million land transfer tax for the property acquired in Germany.

20 Granite REIT 2018

Loss on Sale of Investment Properties

The loss on sale of investment properties for the three month period and year ended December 31, 2018 was $1.5 million and $6.9 million, respectively, compared to $0.4 million for both prior year periods. Loss on sale of investment properties is related to broker commissions and legal and advisory costs associated with the dispositions or planned dispositions of assets held for sale.

Other Income

Other income of $2.3 million for the year ended December 31, 2018 is attributable to a settlement amount related to a land use matter for a property in Ontario, Canada. Granite received $1.4 million of the settlement during 2018 and the remaining balance was collected in January 2019.

Income Tax Expense

Income tax expense comprised the following:

Income Tax Expense

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	$ change	2018	2017	$ change

Foreign operations	$1.3	$1.4	(0.1)	$5.9	$5.2	0.7
Withholding taxes	—	—	—	0.7	1.0	(0.3)
Related to sale of an investment property	—	—	—	0.2	—	0.2
Other	(0.5)	0.1	(0.6)	0.8	1.5	(0.7)

Current tax expense	0.8	1.5	(0.7)	7.6	7.7	(0.1)
Deferred tax expense	4.6	(8.0)	12.6	45.0	5.7	39.3

Income tax expense	$5.4	$(6.5)	11.9	$52.6	$13.4	39.2

For the three months ended December 31, 2018, the current tax expense decreased compared to the prior year period primarily due to the favourable settlement of an Austrian tax matter in the fourth quarter of 2018.

For the year ended December 31, 2018, the current tax expense decreased compared to the prior year primarily due to the favourable settlement of an Austrian tax matter and lower withholding taxes incurred on inter-company dividends, partially offset by higher taxable income generated in taxable European jurisdictions, the foreign exchange impact resulting from the relative weakening of the Canadian dollar on Euro denominated tax expense and the tax expense associated with the disposition of a property located in Germany.

The increase in deferred tax expense for the three months and year ended December 31, 2018 compared to the prior year periods was primarily due to an increase in fair value gains in jurisdictions in which deferred taxes are recorded and the reduction in the US tax rate enacted in December 2017 that resulted in a deferred tax recovery in the prior year.

Granite REIT 2018 21

Net Income Attributable to Stapled Unitholders

For the three month period ended December 31, 2018, net income attributable to stapled unitholders was $85.9 million compared to $233.6 million in the prior year period. The $147.7 million net decrease was primarily due to a $132.3 million decrease in net fair value gains on investment properties and an $11.9 million increase in income tax expense. The $147.7 million decrease in net income attributable to stapled unitholders is summarized below:

Q4 2018 vs Q4 2017 Change in Net Income Attributable to Stapled Unitholders

For the year ended December 31, 2018, net income attributable to stapled unitholders was $465.2 million compared to $357.7 million in the prior year. The $107.5 million net increase was primarily due to a $142.6 million increase in net fair value gains on investment properties, partially offset by a corresponding $39.3 million increase in deferred income tax expense. The $107.5 million increase in net income attributable to stapled unitholders is summarized below:

Year 2018 vs Year 2017 Change in Net Income Attributable to Stapled Unitholders

22 Granite REIT 2018

Funds From Operations and Adjusted Funds From Operations

The reconciliation of net income attributable to stapled unitholders to FFO and AFFO for the three months and years ended December 31, 2018 and 2017 is presented below:

FFO AND AFFO RECONCILIATION

		Three Months Ended December 31,		Years Ended December 31,
(in millions, except per unit information)
		2018	2017	2018	2017

Net income attributable to stapled unitholders		$85.9	$233.6	$465.2	$357.7
Add (deduct):
Fair value gains on investment properties, net		(52.9)	(185.2)	(354.7)	(212.1)
Fair value losses on financial instruments		1.4	0.4	0.5	0.8
Acquisition transaction costs		0.4	0.4	8.0	0.7
Loss on sale of investment properties		1.5	0.4	6.9	0.4
Other income — settlement award		—	—	(2.3)	—
Current income tax expense associated with the sale of an investment property		—	—	0.2	—
Deferred income tax expense		4.6	(8.0)	45.0	5.7
Non-controlling interests relating to the above		—	—	0.1	—

FFO	[A]	$40.9	$41.6	$168.9	$153.2
Add (deduct):
Maintenance or improvement capital expenditures paid		(1.2)	(9.3)	(17.8)	(10.7)
Leasing commissions paid		(0.2)	(1.2)	(4.2)	(2.6)
Tenant incentives paid		(0.2)	(0.2)	(9.9)	(1.0)
Tenant incentive amortization		1.3	1.4	5.4	5.4
Straight-line rent amortization		(0.8)	0.3	(4.3)	1.1

AFFO	[B]	$39.8	$32.6	$138.1	$145.4

Per unit amounts:
Basic and Diluted FFO per stapled unit	[A]/[C] and [A]/[D]	$0.90	$0.89	$3.68	$3.25
Basic and Diluted AFFO per stapled unit	[B]/[C] and [B]/[D]	$0.87	$0.69	$3.01	$3.09
Basic weighted average number of stapled units	[C]	45.7	46.9	45.9	47.1
Diluted weighted average number of stapled units	[D]	45.7	47.0	45.9	47.1

Granite REIT 2018 23

Funds From Operations

FFO for the three month period ended December 31, 2018 was $40.9 million ($0.90 per unit) compared to $41.6 million ($0.89 per unit) in the prior year period. The $0.7 million decrease in FFO is summarized below:

Q4 2018 vs Q4 2017 Change in FFO

FFO for the year ended December 31, 2018 was $168.9 million ($3.68 per unit) compared to $153.2 million ($3.25 per unit) in the prior year. The $15.7 million ($0.43 per unit) increase in FFO is summarized below:

Year 2018 vs Year 2017 Change in FFO

Excluding the following items which can be a source of variance between periods: the lease termination and close-out fee of $1.0 million ($0.02 per unit) and the net foreign exchange gain on the remeasurement of US dollar cash proceeds from the sale of investment properties in January 2018 of $8.5 million ($0.19 per unit), FFO would have been $159.4 million ($3.47 per unit) in the year ended December 31, 2018. In comparison, excluding the proxy contest expense of $5.9 million ($0.12 per unit) and the lease termination and close-out fees of $1.6 million ($0.03 per unit), FFO would have been $157.5 million ($3.34 per unit) in the prior year.

24 Granite REIT 2018

Adjusted Funds From Operations

As previously detailed in the FFO and AFFO reconciliation table, AFFO for the three month period ended December 31, 2018 was $39.8 million ($0.87 per unit) compared to $32.6 million ($0.69 per unit) in the prior year period. The $7.2 million ($0.18 per unit) increase in AFFO is summarized below:

Q4 2018 vs Q4 2017 Change in AFFO

Additional details pertaining to the components of the change in AFFO are as follows:

  •
  the $0.7 million decrease in FFO, as noted previously;

  •
  an $8.1 million decrease in capital expenditures paid largely relating to an improvement project at the partially leased-up property in Novi, Michigan in the prior year period; and

  •
  a $1.0 million decrease in leasing commissions paid largely relating to the property in Novi, Michigan in the prior year period, as noted above, partially offset by;

  •
  a $0.1 million decrease in AFFO from tenant incentive amortization; and

  •
  a $1.1 million decrease in AFFO from straight-line rent amortization associated with the recent acquisitions in the United States and rent-free period for the re-leasing of a property in the Netherlands.
Granite REIT 2018 25

AFFO for the year ended December 31, 2018 was $138.1 million ($3.01 per unit) compared to $145.4 million ($3.09 per unit) in the prior year. The $7.3 million ($0.08 per unit) decrease in AFFO is summarized below:

Year 2018 vs Year 2017 Change in AFFO

Additional details pertaining to the components of the change in AFFO are as follows:

  •
  the $15.7 million increase in FFO, as noted above, partially offset by;

  •
  a $7.1 million increase in capital expenditures paid largely relating to improvement projects at properties in Novi, Michigan and Olive Branch, Mississippi;

  •
  a $1.6 million increase in leasing commissions paid primarily relating to the re-leasing of the property in Olive Branch, Mississippi, the developed property in Poland, as well as lease renewals and extensions for two properties in the United States and Germany, partially offset by leasing commissions paid for the partially leased-up property in Novi, Michigan in the prior year;

  •
  a $8.9 million increase in tenant incentives paid in 2018 largely relating to a tenant allowance for a 2014 lease extension at the Eurostar facility in Graz, Austria; and

  •
  a $5.4 million decrease in AFFO from straight-line rent amortization, primarily from newly acquired properties in the United States and rent-free periods associated with the partial lease-up of vacant space in Novi, Michigan, the re-leasing of a property in the Netherlands and the early renewals and extensions of three leases in North America and Germany.

Excluding the following items which can be a source of variance between periods: lease termination and close-out fee of $1.0 million ($0.02 per unit) recognized in revenue, the net foreign exchange gain on the remeasurement of US dollar cash proceeds from the sale of investment properties in January 2018 of $8.5 million ($0.19 per unit) and the payment of the tenant incentive allowance made in connection with a 2014 lease extension at the Eurostar facility in Graz, Austria of $9.1 million ($0.19 per unit), AFFO would have been $137.7 million ($2.99 per unit) in the year ended December 31, 2018. In comparison, excluding the proxy contest expense of $5.9 million ($0.12 per unit) and lease termination and close-out fees of $1.6 million ($0.03 per unit), AFFO would have been $149.7 million ($3.18 per unit) in the prior year.

26 Granite REIT 2018

INVESTMENT PROPERTIES

Granite's investment properties consist of income-producing properties, properties under development and land held for development. Substantially all of the income-producing properties are for industrial use and can be categorized as (i) modern logistics/distribution warehouse facilities ("modern warehouse facilities"), which were recently acquired or newly developed/redeveloped, (ii) multi-purpose facilities, which are tenantable by a wide variety of potential users or (iii) special purpose properties designed and built with specialized features and leased to Magna. The attributes of the income-producing properties are versatile and are based on the needs of the tenant such that an industrial property used by a certain tenant for light or heavy manufacturing can be used by another tenant for other industrial uses after some retrofitting if necessary. Accordingly, the investment property portfolio is substantially for industrial use and, as such, Granite determined that its asset class comprises industrial properties for purposes of financial reporting. The fair value of the industrial properties, as noted below, is based upon the current tenanting, existing use and attributes of such properties.

Properties under development comprise a 29 acre site located in Indiana, United States where Granite is planning to construct a 0.5 million square foot logistics-industrial property in 2019 and a 15 acre site in Altbach, Germany where Granite is demolishing the existing building and expects to begin construction of a 0.3 million square foot Class A distribution/light industrial facility later in 2019. Land held for development comprise a 16 acre parcel of land located in Wroclaw, Poland that could provide for approximately 0.3 million square feet of logistics-warehouse space as well as 12.9 acres of development land in Ohio, United States which was recently acquired.

Summary attributes of the investment properties at December 31, 2018 and 2017 were as follows:

Investment Properties Summary(1)

As at December 31,	2018	2017

(in millions, except as noted)
Investment properties — fair value	$3,425.0	$2,733.6
Income-producing properties	3,404.0	2,714.7
Properties under development	17.0	—
Land held for development	4.0	18.9
Overall capitalization rate	6.7%	7.6%
Number of investment properties	84	87
Income-producing properties	80	84
Properties under development	2	—
Land held for development	2	3
Property metrics
GLA, square feet	32.2	29.1
Occupancy, by GLA	99.1%	98.4%
Weighted average lease term, in years by square footage	6.0	5.9
Total number of tenants	48	40
Magna as a percentage of annualized revenue(2)	54%	71%
Magna as a percentage of GLA	47%	61%

Granite REIT 2018 27

Assets Held for Sale(1)

As at December 31,	2018	2017

(in millions, except as noted)
Assets held for sale
Fair value	$44.2	$391.4
Number of properties	6	10
GLA, square feet	0.7	3.2
Magna as a percentage of GLA	94%	95%
Annualized revenue(2)	$2.2	$25.6

(1)
Assets held for sale are excluded from investment properties and related property metrics. Accordingly, six such assets that were held for sale at December 31, 2018 (subsequently sold) and 10 such assets that were held for sale at December 31, 2017 were excluded from investment properties and related property metrics at December 31, 2018 and December 31, 2017, respectively, throughout this MD&A.
(2)
Annualized revenue for each period presented is calculated as rental revenue excluding tenant recoveries, recognized in accordance with IFRS, in the month of December multiplied by twelve months.

The fair value of the investment properties by asset category as at December 31, 2018 and 2017 was as follows:

Fair Value of Investment Properties by Asset Category(1)

December 31, 2018	December 31, 2017
(1)
Number of properties denoted in parentheses
28 Granite REIT 2018

Granite has a specialized and high quality global portfolio of large scale properties strategically located in Canada, the United States and Europe. The fair value of the investment properties by country as at December 31, 2018 and 2017 was as follows:

Fair Value of Investment Properties by Geography(1)

December 31, 2018	December 31, 2017
(1)
Number of properties denoted in parentheses

The change in the fair value of investment properties by asset category during the year ended December 31, 2018 was as follows:

Change in Fair Value of Investment Properties by Asset Category

	January 1, 2018	Fair value gains	Acquisitions	Capital expenditures	Foreign exchange gains	Transfers	Other changes	Classified as assets held for sale	December 31, 2018

Modern warehouse facilities	$773.9	85.8	543.0	24.8	85.1	—	6.6	—	$1,519.2
Multi-purpose facilities	730.4	204.4	—	3.3	21.8	(12.2)	—	(101.8)	845.9
Special purpose properties	1,210.4	63.1	—	—	40.4	—	(4.5)	(270.5)	1,038.9

Income-Producing Properties	2,714.7	353.3	543.0	28.1	147.3	(12.2)	2.1	(372.3)	3,404.0
Properties Under Development	—	—	—	0.3	0.3	16.4	—	—	17.0
Land Held For Development	18.9	1.2	1.2	0.1	0.2	(4.2)	—	(13.4)	4.0

	$2,733.6	$354.5	$544.2	$28.5	$147.8	—	$2.1	$(385.7)	$3,425.0

Granite REIT 2018 29

During the year ended December 31, 2018, the fair value of investment properties increased by $691.4 million, primarily due to:

  •
  net fair value gains of $354.5 million which were largely attributable to i) an increase in fair value to the sale price for the multi-purpose and special purpose properties sold in 2018 or in 2019, ii) for properties across the modern warehouse, multi-purpose and special purpose asset categories, a compression in discount and terminal capitalization rates and an increase in market rents resulting from a greater market demand for industrial real estate properties and, to a lesser extent, iii) positive changes in leasing assumptions primarily from contractual rent increase, new leases and lease renewals;

  •
  the acquisitions of seven income-producing properties in the United States and one property in Germany for $544.2 million consisting of a portfolio of four properties near Columbus, Ohio for $299.3 million, one property in Greencastle, Pennsylvania for $44.3 million, one property in Plainfield, Indiana for $50.8 million, one property in Shepherdsville, Kentucky for $65.9 million and one property in Erfurt, Germany for $82.7 million, as well as the purchase of 12.9 acres of development land in West Jefferson, Ohio for $1.2 million (see "SIGNIFICANT MATTERS");

  •
  capital expenditures of $28.5 million, of which $19.9 million related to the construction of a 0.3 million square foot expansion at an acquired property near Columbus, Ohio, and the remaining largely related to maintenance or improvement capital expenditures including $4.2 million for a modern warehouse property located in Mississippi, United States, which was acquired in October 2017 and re-leased to another tenant, and $2.7 million for a multi-purpose property located in Michigan, United States, which was leased to a tenant for part of the space during the third quarter of 2017. Capital expenditures can include expansion or development expenditures and maintenance or improvement expenditures. Expansion or development capital expenditures are discretionary in nature and are incurred to generate new revenue streams and/or increase the productivity of a property. Maintenance or improvement capital expenditures relate to sustaining the existing earnings capacity of a property;

  •
  foreign exchange gains of $147.8 million, which primarily included foreign exchange gains of $98.2 million and $49.1 million resulting from the relative weakening of the Canadian dollar against the US dollar and the Euro, respectively; and

  •
  the classification of 12 properties valued at $385.7 million as assets held for sale, six of which were sold during the second half of the year. The remaining six properties are classified as assets held for sale on the combined balance sheet and excluded from the investment properties categorization (see "SIGNIFICANT MATTERS"). The remaining six properties were sold during January and February 2019.

Fair values were primarily determined by discounting the expected future cash flows, generally over a term of 10 years, plus a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. Granite measures its investment properties using valuations prepared by management. Granite does not measure its investment properties based on valuations prepared by external appraisers but uses such external appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of Granite's portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology used during the year ended December 31, 2018. The key valuation metrics for Granite's investment properties including the discount and terminal capitalization rates by jurisdiction are summarized in note 4 to the audited combined

30 Granite REIT 2018

financial statements for the year ended December 31, 2018. In addition, valuation metrics for Granite's income-producing properties (excluding assets held for sale) by asset category as at December 31, 2018 and 2017 were as follows:

Valuation Metrics by Income-Producing Property Asset Category

	Modern warehouse facilities		Multi-purpose facilities		Special purpose properties		Total
As at December 31,	2018	2017	2018	2017	2018	2017	2018	2017

Overall capitalization rate(1)(2)	5.66%	6.18%	7.06%	8.84%	7.77%	7.77%	6.65%	7.60%
Terminal capitalization rate(1)	6.25%	6.49%	6.95%	7.49%	7.50%	8.11%	6.81%	7.48%
Discount rate(1)	6.34%	6.98%	7.02%	8.04%	7.63%	7.72%	6.90%	7.59%

(1)
Weighted based on income-producing property fair value.
(2)
Overall capitalization rate is calculated as stabilized net operating income (property revenue less property expenses) divided by the fair value of the property.

The compression in overall capitalization rates, terminal capitalization rates and discount rates across Granite's portfolio at December 31, 2018 in comparison to the prior year was primarily attributable to a greater market demand for industrial real estate and, to a lesser extent, positive changes in leasing assumptions related to new leases and lease renewals. In addition, as a result of the acquisitions and dispositions during 2018, the composition of Granite's property portfolio has shifted to a greater number of modern warehouse facilities which have lower capitalization rates and fewer special purpose and multi-purpose properties which generally have higher capitalization rates.

A sensitivity analysis of the fair value of income-producing properties to changes in the overall capitalization rate, terminal capitalization rate and discount rate at December 31, 2018 is presented below:

Sensitivity Analysis of Fair Value of Income-Producing Properties

Rate sensitivity	Overall capitalization rate	Terminal capitalization rate	Discount rate

+50 bps	3,154.6	3,273.2	3,278.7
+25 bps	3,274.3	3,335.7	3,340.1

Base rate	$3,404.0	$3,404.0	$3,404.0

-25 bps	3,545.1	3,475.8	3,467.5
-50 bps	3,699.2	3,554.8	3,533.7

Maintenance or Improvement Capital Expenditures and Leasing Costs

As defined previously in the change in fair value of investment properties by asset category, maintenance or improvement capital expenditures relate to sustaining the existing earnings capacity of the property portfolio.

Leasing costs include direct leasing costs and lease incentives. Direct leasing costs include broker commissions incurred in negotiating and arranging tenant leases. Lease incentives include the cost of leasehold improvements to tenant spaces and/or cash allowances provided to tenants for leasehold improvement costs.

Granite REIT 2018 31

Maintenance or Improvement Capital Expenditures and Leasing Costs Payments

The maintenance or improvement capital expenditures and leasing costs paid by quarter and for the years ended December 31, 2018 and 2017 were as follows:

Maintenance or Improvement Capital Expenditures and Leasing Costs Paid

		Q1'17	Q2'17	Q3'17	Q4'17	2017 Total	Q1'18	Q2'18	Q3'18	Q4'18	2018 Total

Maintenance or improvement capital expenditures paid		$0.6	$0.3	$0.6	$9.3	$10.8	$8.8	$6.2	$1.6	$1.2	$17.8
Leasing costs paid		0.3	0.3	1.6	1.4	3.6	10.8	2.4	0.5	0.4	14.1

Total paid	[A]	$0.9	$0.6	$2.2	$10.7	$14.4	$19.6	$8.6	$2.1	$1.6	$31.9
GLA, square feet	[B]	30.1	30.2	30.2	29.1	N/A	29.7	31.8	32.5	32.2	N/A
$ paid per square feet	[A]/[B]	$0.03	$0.02	$0.07	$0.37	$0.49	$0.66	$0.27	$0.06	$0.05	$1.04

In the first quarter of 2018, Granite paid $9.1 million related to a tenant incentive allowance for a 2014 lease extension at the 1.1 million square foot Eurostar facility in Graz, Austria.

Commencing with the third quarter of 2017, Granite undertook to re-develop its Novi, MI property which was vacated by Magna in March 2017. Granite leased 71% of the space to Hanon Systems for a minimum lease term of 15 years commencing in January 2018. The 0.3 million square foot facility is one of the very few office properties in Granite's portfolio.

Granite has invested a total of $22.7 million in capital during 2017 and 2018 to reposition and lease the Novi, MI flex office property. The following is a summary of the capital expenditures and leasing costs paid by quarter in connection with the Novi, MI property:

Novi, MI Property: Maintenance or Improvement Capital Expenditures and Leasing Costs Paid

	Q1'17	Q2'17	Q3'17	Q4'17	2017 Total	Q1'18	Q2'18	Q3'18	Q4'18	2018 Total

Maintenance or improvement capital expenditures paid	—	—	$0.1	$8.0	$8.1	$8.4	$3.2	$0.1	$0.5	$12.2
Leasing costs paid	—	—	1.2	1.0	2.2	0.2	—	—	—	0.2

Total paid	—	—	$1.3	$9.0	$10.3	$8.6	$3.2	$0.1	$0.5	$12.4

Granite is actively marketing the remaining 0.1 million square feet of available space and anticipates incurring additional cash outflows totaling approximately $6.6 million in capital expenditures and leasing costs during 2019 to complete the Novi, MI facility and lease-up of the remaining available space.

32 Granite REIT 2018

Excluding the non-recurring or unusual items noted above for the Graz, Austria and Novi, MI properties, the maintenance or improvement capital expenditures and leasing costs paid by quarter and for the years ended December 31, 2018 and 2017 were as follows:

Maintenance or Improvement Capital Expenditures and Leasing Costs Paid —
Excluding Novi, MI and Graz, Austria

		Q1'17	Q2'17	Q3'17	Q4'17	2017 Total	Q1'18	Q2'18	Q3'18	Q4'18	2018 Total

Maintenance or improvement capital expenditures paid		$0.6	$0.3	$0.5	$1.3	$2.7	$0.4	$3.0	$1.5	$0.7	$5.6
Leasing costs paid		0.3	0.3	0.4	0.4	1.4	1.5	2.4	0.5	0.4	4.8

Total paid	[C]	$0.9	$0.6	$0.9	$1.7	$4.1	$1.9	$5.4	$2.0	$1.1	$10.4
GLA, square feet	[D]	30.1	30.2	29.9	28.8	N/A	29.4	31.5	32.2	31.9	N/A
$ paid per square feet	[C]/[D]	$0.03	$0.02	$0.03	$0.06	$0.14	$0.06	$0.17	$0.06	$0.03	$0.32

Leasing Profile

Magna, Granite's Largest Tenant

At December 31, 2018, Magna International Inc. or one of its operating subsidiaries was the tenant at 41 (December 31, 2017 — 52) of Granite's income-producing properties and comprised 54% (December 31, 2017 — 71%) of Granite's annualized revenue and 47% (December 2017 — 61%) of Granite's GLA. According to its public disclosure, Magna International Inc. has a credit rating of A3 with a stable outlook by Moody's Investor Service, A- with a stable outlook by Standard & Poor's and A(low) with a stable outlook by DBRS Limited. Magna International Inc. is a technology company and one of the world's largest automotive suppliers with international manufacturing operations and product development, engineering and sales centres. Its capabilities include body exteriors and structures, power and vision technologies, seating systems and complete vehicle solutions.

Granite's relationship with Magna is an arm's length landlord and tenant relationship governed by the terms of Granite's leases. Granite's properties are generally leased to operating subsidiaries of Magna International Inc. and are not guaranteed by the parent company; however, Magna International Inc. is the tenant under certain of Granite's leases. The terms of the lease arrangements with Magna generally provide for the following:

•
the obligation of Magna to pay for costs of occupancy, including operating costs, property taxes and maintenance and repair costs;

•
rent escalations based on either fixed-rate steps or inflation;

•
renewal options tied to market rental rates or inflation;

•
environmental indemnities from the tenant; and

•
a right of first refusal in favour of Magna on the sale of a property.

Renewal terms, rates and conditions are typically set out in Granite's leases with Magna and form the basis for tenancies that continue beyond the expiries of the initial lease terms.

According to its public disclosure, Magna's success is primarily dependent upon the levels of North American, European and Chinese car and light truck production by Magna's customers and the relative

Granite REIT 2018 33

amount of content Magna has in the various programs. Granite expects Magna to continuously seek to optimize its global manufacturing footprint and consequently, Magna may or may not renew leases for facilities currently under lease at their expiries.

Other Tenants

In addition to Magna, at December 31, 2018, Granite had 47 other tenants from various industries which in aggregate comprised 46% of the Trust's annualized revenue. These tenants each accounted for less than 4% of the Trust's annualized revenue as at December 31, 2018.

Granite's top 10 tenants by annualized revenue at December 31, 2018 are summarized in the table below:

Top 10 Tenants Summary

Tenant	Annualized Revenue %	GLA %	WALT (years)	Credit Rating(1)(2)

Magna	54%	47%	5.9	A(low)
Restoration Hardware	3%	4%	9.3	NR
Ingram Micro	3%	3%	6.0	BBB(low)
Mars Petcare	3%	4%	3.3	NR
Hanon Systems	2%	1%	14.1	AA
Ricoh	2%	2%	6.5	BBB(high)
Grupo Antolin	2%	3%	9.7	B(high)
Samsung	2%	2%	3.2	AA(low)
Torrid	2%	2%	6.7	NR
LGI	2%	2%	4.2	NR

Top 10 Tenants	75%	70%	6.1

(1)
Credit rating is quoted on the DBRS equivalent rating scale where publicly available. NR refers to Not Rated.
(2)
The credit rating indicated above may, in some instances, apply to an affiliated company of Granite's tenant.
34 Granite REIT 2018

Lease Expiration

As at December 31, 2018, Granite's portfolio had a weighted average lease term by square footage of 6.0 years (December 31, 2017 — 5.9 years) with lease expiries by GLA (in thousands of square feet), lease count and annualized revenue (calculated as rental revenue excluding tenant recoveries, recognized in accordance with IFRS, in December 2018 multiplied by twelve months, in millions) as set out in the table below:

Lease Maturity Summary

				Vacancies	2019		2020		2021		2022		2023		2024		2025 and Beyond
		Total Lease Count	Total Annualized Revenue $
Country	Total GLA			Sq Ft	Sq Ft	Annualized Revenue $	Sq Ft	Annualized Revenue $	Sq Ft	Annualized Revenue $	Sq Ft	Annualized Revenue $	Sq Ft	Annualized Revenue $	Sq Ft	Annualized Revenue $	Sq Ft	Annualized Revenue $

Canada	5,260	25	39.7	190	85	0.7	843	6.0	316	2.9	639	4.4	594	3.0	389	2.6	2,204	20.1
United States	13,907	40	76.2	135	817	4.4	1,091	6.2	87	0.7	2,903	13.5	2,010	10.0	1,434	8.0	5,430	33.4
Austria	8,101	12	63.8	—	—	—	101	0.6	389	2.7	802	9.7	125	1.2	5,349	38.8	1,335	10.8
Germany	3,504	11	24.4	—	—	—	195	0.7	548	3.7	283	2.3	1,947	14.3	—	—	531	3.4
Netherlands	1,441	3	9.6	—	—	—	—	—	—	—	—	—	314	2.2	—	—	1,127	7.4
Other	751	8	5.6	—	45	0.2	133	0.6	336	3.2	56	0.4	90	0.8	91	0.4	—	—

Total	32,964	99	219.3	325	947	5.3	2,363	14.1	1,676	13.2	4,683	30.3	5,080	31.5	7,263	49.8	10,627	75.1

Less: Properties classified as assets held for sale
Canada	(45)	—	—	(45)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
United States	(683)	(4)	(2.2)	—	—	—	—	—	—	—	(311)	(0.9)	—	—	—	—	(372)	(1.3)

As at December 31, 2018	32,236	95	217.1	280	947	5.3	2,363	14.1	1,676	13.2	4,372	29.4	5,080	31.5	7,263	49.8	10,255	73.8

% of portfolio as at December 31, 2018:
* by sq ft	100%			0.9%	2.9%		7.3%		5.2%		13.6%		15.8%		22.5%		31.8%
* by Annualized Revenue			100%			2.4%		6.5%		6.1%		13.6%		14.5%		22.9%		34.0%

Leasing and acquisition activities between January 1, 2019 and March 6, 2019:
As at December 31, 2018	32,236	95	217.1	280	947	5.3	2,363	14.1	1,676	13.2	4,372	29.4	5,080	31.5	7,263	49.8	10,255	73.8
Acquisition of two Texas properties(1) (acquired March 1, 2019)
— United States	1,019	2	10.9	—	—	—	—	—	—	—	—	—	—	—	—	—	1,019	10.9
Expansion of Columbus, Ohio property(1)
— United States	308	—	1.4	—	—	—	—	—	—	—	—	—	—	—	—	—	308	1.4
Renewals, Extensions and Vacancies
— Canada	—	—	—	—	—	—	(253)	(2.6)	—	—	(292)	(1.6)	—	—	545	4.2	—	—
— United States	—	(1)	(0.8)	107	(107)	(0.8)	—	—	—	—	—	—	—	—	—	—	—	—

Total	33,563	96	228.6	387	840	4.5	2,110	11.5	1,676	13.2	4,080	27.8	5,080	31.5	7,808	54.0	11,582	86.1

(1)The annualized revenue for the acquisition and expansion represents the pro-forma revenue expected over a twelve month period.

Granite REIT 2018 35

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Granite has various sources of available liquidity including cash, cash equivalents and the unused portion of its unsecured credit facility that aggregated to $1,158.1 million as at December 31, 2018 compared to $286.2 million at December 31, 2017, as summarized below:

Sources of Available Liquidity

As at December 31,	2018	2017

Cash and cash equivalents	$658.2	$69.0
Unused portion of credit facility(1)	499.9	217.2

Available liquidity	$1,158.1	$286.2

Assets held for sale(2)	$44.2	$391.4

Unencumbered assets(3)	$3,425.0	$2,733.6

(1)
In February 2018, Granite entered into a new five-year $500.0 million credit facility thereby increasing its borrowing capacity by $250.0 million. See "Debt Structure — Credit Facility".
(2)
Six properties located in Canada and the United States were classified as assets held for sale on the combined financial statements at December 31, 2018 and were subsequently sold during January and February 2019. Ten properties located in Canada and the United States were classified as assets held for sale at December 31, 2017 and were subsequently sold in January 2018.
(3)
Unencumbered assets represent the carrying value of investment properties (excluding any assets held for sale) that are not encumbered by secured debt. Granite can seek to obtain secured financing against its unencumbered assets subject to certain restrictions and financial covenant limitations in its credit facility and term loan agreements as well as trust indentures.

The increase in available liquidity is due to cash proceeds realized from property dispositions and drawdowns on the terms loans completed in December 2018. Additional sources of liquidity available to Granite include cash flow generated from operations, asset sales and, if necessary, financing that may be obtained on its unencumbered assets.

Management believes that the Trust's cash resources, cash flow from operations and available third-party borrowings will be sufficient to finance its operations and capital expenditures program over the next year as well as to pay distributions. Granite expects to fund its ongoing operations and future growth through the use of (i) existing cash and cash equivalents, (ii) cash flow from operating activities, (iii) cash flows from asset sales, (iv) short-term financing available from the credit facility and/or (v) the issuance of unsecured debentures or equity, subject to market conditions.

36 Granite REIT 2018

Cash Flow Components

Components of the Trust's cash flows were as follows:

Cash Flow Components Summary

	Three Months Ended December 31,			Years Ended December 31,
	2018	2017	$ change	2018	2017	$ change

Cash and cash equivalents, beginning of period	$192.7	$190.9	1.8	$69.0	$246.2	(177.2)
Cash provided by operating activities	34.7	38.2	(3.5)	157.9	158.7	(0.8)
Cash provided by (used in) investing activities	(86.3)	(157.0)	70.7	95.8	(237.9)	333.7
Cash provided by (used in) financing activities	506.8	(6.6)	513.4	324.2	(105.2)	429.4
Effect of exchange rate changes on cash and cash equivalents	10.3	3.5	6.8	11.3	7.2	4.1

Cash and cash equivalents, end of period	$658.2	$69.0	589.2	$658.2	$69.0	589.2

Operating Activities

In the three month period ended December 31, 2018, operating activities generated cash of $34.7 million compared to $38.2 million in the prior year period. The decrease of $3.5 million was due to various factors including, among others, an increase in income taxes paid of $2.0 million primarily related to increased tax instalments.

In the year ended December 31, 2018, operating activities generated cash of $157.9 million compared to $158.7 million in the prior year. The decrease of $0.8 million was due to various factors including, among other, the following:

  •
  an increase in tenant incentives paid of $8.9 million which substantially related to a $9.1 million payment in 2018 associated with a 2014 lease extension at the Eurostar facility in Graz, Austria;

  •
  an increase in income taxes paid of $6.8 million primarily relating to increased tax instalments and the receipt of an income tax refund in the prior year;

  •
  an increase in interest paid of $3.4 million related to increased credit facility draws throughout the year and higher standby fees for the credit facility; and

  •
  an increase in leasing commissions paid of $1.6 million, partially offset by;

  •
  an increase in cash provided by working capital changes of $11.4 million primarily due to an increase in accounts payable and accrued liabilities largely related to the land transfer tax for the property acquired in Germany, an obligation to make certain repairs in connection with a property disposed of in the United States and unit-based compensation payments made in the prior year to former directors/trustees; and
Granite REIT 2018 37

  •
  an increase in net realized foreign exchange gains of $10.0 million primarily due to the remeasurement of the US dollar proceeds received from the sale of investment properties in January 2018.

Investing Activities

Investing activities for the three month period ended December 31, 2018 used cash of $86.3 million and primarily related to the following:

  •
  the acquisition of an income-producing property in Shepherdsville, Kentucky for $65.9 million;

  •
  the purchase of 12.9 acres of development land in West Jefferson, Ohio for $1.2 million;

  •
  investment property expansion capital expenditures paid of $14.5 million substantially relating to the construction of a 0.3 million square foot expansion at an acquired property near Columbus, Ohio, and maintenance and improvement capital expenditures paid of $1.2 million largely relating to improvement projects at a property in Novi, Michigan and a multi-tenanted property in Pooler, Georgia; and

  •
  a $7.0 million deposit to acquire the leasehold interest in two income-producing properties located in Mississauga, Ontario for total consideration of $154.0 million. This commitment to purchase is subject to customary closing conditions and the consent of the ground lessor. These cash outflows are partially offset by;

  •
  net proceeds of $3.5 million received from the disposition of a property in Germany.

Investing activities for the three month period ended December 31, 2017 used cash of $157.0 million and primarily related to the remaining balance paid for the acquisition of three income-producing properties in the United States of $146.7 million.

Investing activities for the year ended December 31, 2018 generated cash of $95.8 million and primarily related to the following:

  •
  net proceeds of $681.3 million received from the disposition of 16 income-producing properties in Canada, the United States and Germany. The property dispositions in South Carolina and Tennessee have remaining proceeds of $11.8 million (US$8.7 million) and $0.2 million (US$0.2 million) that are expected to be received in the first quarters of 2020 and 2019, respectively; and

  •
  the receipt of a $30.0 million vendor take-back mortgage resulting from the sale of seven properties in Newmarket, Ontario in January 2018, partially offset by;

  •
  the acquisitions of eight income-producing properties in the United States and Germany for $547.9 million consisting of a $304.2 million portfolio of four properties in West Jefferson, Ohio, $50.7 million for a property in Plainfield, Indiana, $44.4 million for a property in Greencastle, Pennsylvania, $82.7 million for a property in Erfurt, Germany and one property in Shepherdsville, Kentucky for $65.9 million;

  •
  the purchase of 12.9 acres of development land in West Jefferson, Ohio for $1.2 million;

  •
  investment property maintenance and improvement capital expenditures paid of $17.8 million largely relating to improvement projects at the property in Novi, Michigan as noted above and a modern warehouse property located in Olive Branch, Mississippi which was acquired in October 2017 and re-leased to another tenant, and development and expansion capital expenditures paid of $15.4 million largely relating to the 0.3 million square foot expansion at the property near Columbus, Ohio mentioned previously; and
38 Granite REIT 2018

  •
  $33.1 million of deposits relating to property acquisitions. A $7.0 million deposit was made to acquire the leasehold interest in two properties located in Mississauga, Ontario as noted above. A $26.1 million deposit was made to acquire a property under development in the state of Texas. The commitment to purchase the property under development is subject to specific confidentiality provisions and customary closing conditions including certain purchase rights in favour of the tenant and is expected to close concurrently with the lease commencement in the third quarter of 2019 following construction of the building.

Investing activities for the year ended December 31, 2017 used cash of $237.9 million of which $154.0 million related to the acquisition of three income-producing properties in the United States, $70.8 million related to the purchase of expansion capital expenditures for additions constructed at two special purpose properties in the United States and investment property maintenance and improvement capital expenditures of $10.7 million largely relating to the property in Novi, Michigan as well as maintenance projects in Canada.

Financing Activities

Cash provided by financing activities for the three month period ended December 31, 2018 of $506.8 million largely comprised $548.7 million of proceeds from unsecured term loans, partially offset by $31.1 million of distribution payments and $6.3 million of bank indebtedness repayments.

Cash used in financing activities for the three month period ended December 31, 2017 of $6.6 million related to $30.6 million of distribution payments and $6.5 million to repurchase the Trust's stapled units under the normal course issuer bid, partially offset by a net $31.0 million of US dollar denominated bank indebtedness proceeds that was used to fund an acquisition in October 2017.

Cash provided by financing activities for the year ended December 31, 2018 of $324.2 million comprised $548.7 million of proceeds from unsecured term loans, partially offset by distribution payments of $125.1 million, repurchases of the Trust's stapled units under the normal course issuer bid of $63.5 million and net $32.5 million of bank indebtedness repayments.

Cash used in financing activities for the year ended December 31, 2017 of $105.2 million largely comprised distribution payments of $122.6 million and repurchases of the Trust's stapled units of $12.0 million under the normal course issuer bid, partially offset by net $31.0 million of US dollar denominated bank indebtedness proceeds that were used to fund an acquisition in October 2017.

Granite REIT 2018 39

Debt Structure

Granite's debt structure and key debt metrics as at December 31, 2018 and 2017 were as follows:

Summary Debt Structure and Debt Metrics

As at December 31,		2018	2018 Adjusted(2)	2017	2017 Adjusted(2)

Unsecured debt, net		$1,198.4	$1,198.4	$647.3	$647.3
Cross currency interest rate swaps, net		104.8	104.8	61.5	61.5
Bank indebtedness		—	—	32.6	32.6

Total debt	[A]	$1,303.2	$1,303.2	$741.4	$741.4
Less: cash and cash equivalents		658.2	702.0	69.0	460.4

Net debt	[B]	$645.0	$601.2	$672.4	$281.0

Investment properties, all unencumbered by secured debt	[C]	$3,425.0	$3,425.0	$2,733.6	$2,733.6

Adjusted EBITDA(1)	[D]	$187.0	$181.1	$185.0	$159.4
Interest expense		$22.4	$22.4	$20.0	$20.0
Interest income		(2.6)	(2.6)	(0.5)	(0.5)

Interest expense, net	[E]	$19.8	$19.8	$19.5	$19.5
Debt metrics
Leverage ratio(1)	[A]/[C]	38%	38%	27%	27%
Net leverage ratio(1)	[B]/[C]	19%	18%	25%	10%
Interest coverage ratio(1)	[D]/[E]	9.4x	9.1x	9.5x	8.2x
Unencumbered asset coverage ratio(1)	[C]/[A]	2.6x	2.6x	3.7x	3.7x
Indebtedness ratio(1)	[A]/[D]	7.0x	7.2x	4.0x	4.7x
Weighted average cost of debt		2.17%	2.17%	2.54%	2.54%
Weighted average debt term-to-maturity, in years		4.7	4.7	4.8	4.8
Ratings and outlook
DBRS		BBB stable	BBB stable	BBB stable	BBB stable
Moody's		Baa2 stable	Baa2 stable	Baa2 stable	Baa2 stable

(1)
Represents a non-IFRS measure. For definitions of Granite's non-IFRS measures, refer to the section "NON-IFRS MEASURES".
(2)
The 2018 Adjusted column represents the summary of debt structure and debt metrics at December 31, 2018 after adjusting for the following items:

•    the cash proceeds from the dispositions of the six assets held for sale; and

•    the Adjusted EBITDA relating to a reduction of $2.2 million associated with the revenue reduction from the sale of the six assets held for sale and $18.1 million from proforma EBITDA of the dispositions occurring on January 1, 2018, partially offset by an increase of $14.4 million from proforma EBITDA of the acquisitions occurring at the beginning of the year.

The 2017 Adjusted column represents the summary of debt structure and debt metrics at December 31, 2017 after adjusting for the cash proceeds from the sale of the 10 properties in January 2018 as well as the corresponding reduction in Adjusted EBITDA of $25.6 million for the year 2017 associated with the revenue reduction from the sale of the 10 properties.

40 Granite REIT 2018

Unsecured Debt and Cross Currency Interest Rate Swaps

2025 Term Loan and Cross Currency Interest Rate Swap

On December 12, 2018, Granite REIT Holdings Limited Partnership ("Granite LP") entered into a senior unsecured non-revolving term facility in the amount of $300.0 million (the "2025 Term Loan") that matures on December 12, 2025. The 2025 Term Loan was available in one drawdown and is fully prepayable without penalty. Any amount repaid may not be re-borrowed. On December 12, 2018, $300.0 million was drawn on the 2025 Term Loan. Interest on drawn amounts is calculated based on CDOR plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in advance. At December 31, 2018, the full $300.0 million remained outstanding and the balance, net of deferred financing costs, was $298.7 million.

On December 12, 2018, the Trust entered into a cross currency interest rate swap to exchange the CDOR plus margin interest payments from the 2025 Term Loan for Euro denominated payments at a 2.202% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €198.2 million in exchange for which it will receive $300.0 million on December 12, 2025. As at December 31, 2018, the fair value of the cross currency interest rate swap was a net financial liability of $17.1 million.

2022 Term Loan and Cross Currency Interest Rate Swap

On December 19, 2018, the Trust entered into a senior unsecured non-revolving term facility in the amount of US$185.0 million (the "2022 Term Loan") that matures on December 19, 2022. The 2022 Term Loan was available in one US dollar drawdown and is fully prepayable without penalty. Any amount repaid may not be re-borrowed. On December 19, 2018, US$185.0 million was drawn on the 2022 Term Loan. Interest on drawn amounts is calculated based on LIBOR plus an applicable margin determined by reference to the external credit rating of Granite LP and is payable monthly in arrears. At December 31, 2018, the full US$185.0 million remained outstanding and the balance, net of deferred financing costs, was $251.9 million.

On December 19, 2018, the Trust entered into a cross currency interest rate swap to exchange the LIBOR plus margin interest payments from the 2022 Term Loan for Euro denominated payments at a 1.225% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €163.0 million in exchange for which it will receive US$185.0 million on December 19, 2022. As at December 31, 2018, the fair value of the cross currency interest rate swap was a net financial liability of $3.8 million.

2023 Debentures and Cross Currency Interest Rate Swap

On December 20, 2016, the Trust issued $400.0 million aggregate principal amount of 3.873% Series 3 senior debentures due November 30, 2023 (the "2023 Debentures"). Interest on the 2023 Debentures is payable semi-annually in arrears on May 30 and November 30 of each year. At December 31, 2018, all of the 2023 Debentures remained outstanding and the balance, net of deferred financing costs, was $398.4 million.

On December 20, 2016, the Trust entered into a cross currency interest rate swap to exchange the 3.873% interest payments from the 2023 Debentures for Euro denominated payments at a 2.43% fixed interest rate. Under the terms of the swap, the Trust will pay principal proceeds of €281.1 million in exchange for which it will receive $400.0 million on November 30, 2023. As at December 31, 2018, the fair value of the cross currency interest rate swap was a net financial liability of $56.9 million.

2021 Debentures and Cross Currency Interest Rate Swap

In July 2014, the Trust issued $250.0 million aggregate principal amount of 3.788% Series 2 senior debentures due July 5, 2021 (the "2021 Debentures"). Interest on the 2021 Debentures is payable semi-annually in arrears on January 5 and July 5 of each year. At December 31, 2018, all of the 2021 Debentures remained outstanding and the balance, net of deferred financing costs, was $249.4 million.

Granite REIT 2018 41

In July 2014, the Trust entered into a cross currency interest rate swap to exchange the 3.788% interest payments from the 2021 Debentures for Euro denominated payments at a 2.68% fixed interest rate. Under the terms of the swap, the Trust will pay principal proceeds of €171.9 million in exchange for which it will receive $250.0 million on July 5, 2021. As at December 31, 2018, the fair value of the cross currency interest rate swap was a net financial liability of $26.9 million.

The 2021 Debentures, 2023 Debentures, 2022 Term Loan and 2025 Term Loan rank pari passu with all of the Trust's other existing and future senior unsecured indebtedness and are guaranteed by Granite REIT and Granite GP. The fair values of the cross currency interest rate swaps are dependent upon a number of assumptions including the Euro exchange rate against the Canadian or US dollars and the Euro, Canadian and U.S. government benchmark interest rates.

Credit Facility

On February 1, 2018, the Trust entered into a new unsecured revolving credit facility in the amount of $500.0 million that is available by way of Canadian dollar, US dollar or Euro denominated loans or letters of credit and matures on February 1, 2023. The Trust has the option to extend the maturity date by one year to February 1, 2024 subject to the agreement of lenders in respect of a minimum of 66 2/3% of the aggregate amount committed under the facility. The credit facility provides the Trust with the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $100.0 million with the consent of the participating lenders. Interest on drawn amounts is calculated based on an applicable margin determined by reference to the external credit rating of Granite REIT and Granite GP, as is a commitment fee in respect of undrawn amounts. As at December 31, 2018, the Trust had no amounts drawn from the credit facility and $0.1 million in letters of credit issued against the facility.

Debt Metrics and Financial Covenants

Granite uses the debt metrics noted above to assess its borrowing capacity and the ability to meet its current and future financing obligations. At December 31, 2018, the debt ratios remain relatively favourable providing financial flexibility for future growth.

Granite's unsecured debentures, term loans and credit facility agreements contain financial and non-financial covenants that include maintaining certain leverage and debt service ratios. As at December 31, 2018, Granite was in compliance with all of these covenants.

Credit Ratings

On April 12, 2018, Moody's Investors Service, Inc. ("Moody's") confirmed its credit rating on the 2021 Debentures and 2023 Debentures of Baa2 with a stable outlook. On March 19, 2018, DBRS confirmed the BBB rating on the 2021 Debentures and the 2023 Debentures with a stable trend. Credit ratings are intended to provide investors with an independent measure of credit quality of an issue of securities. A rating accorded to any security is not a recommendation to buy, sell or hold such securities and may be subject to revision or withdrawal at any time by the rating organization which granted such ratings.

Unitholders' Equity

Outstanding Stapled Units

As at March 6, 2019, the Trust had 45,684,529 stapled units issued and outstanding. The decrease from the issued and outstanding stapled units of 45,685,229 at December 31, 2018 resulted from the repurchase of 700 stapled units pursuant to Granite's normal course issuer bid subsequent to year end (see "NORMAL COURSE ISSUER BID").

42 Granite REIT 2018

Distributions

Monthly distributions declared to stapled unitholders in the three month periods ended December 31, 2018 and 2017 were $31.4 million or 68.7 cents per stapled unit and $31.0 million or 66.1 cents per stapled unit, respectively. Monthly distributions declared to stapled unitholders in the years ended December 31, 2018 and 2017 were $125.1 million or $2.73 per stapled unit and $123.1 million or $2.61 per stapled unit, respectively.

As a result of the increase in taxable income generated primarily by the sale transactions in 2018, Granite's Board of Trustees declared a special distribution in December 2018 of $1.20 per stapled unit which comprised 30.0 cents per unit payable in cash and 90.0 cents per unit payable by the issuance of stapled units. Immediately following the issuance of the stapled units, the stapled units were consolidated such that each unitholder held the same number of stapled units after the consolidation as each unitholder held prior to the special distribution. See "SIGNIFICANT MATTERS — Special Distributions to Unitholders".

The distributions declared in January 2019 in the amount of $10.6 million or 23.3 cents per stapled unit were paid on February 15, 2019 and the distributions declared in February 2019 of $10.6 million or 23.3 cents per stapled unit will be paid on March 15, 2019.

Pursuant to the requirement of National Policy 41-201, Income Trusts and Other Indirect Offerings, the following table outlines the differences between cash flow from operating activities and cash distributions as well as the differences between net income and cash distributions, in accordance with the Policy guidelines.

Cash Flows from Operating Activities in Excess (Shortfall) of Distributions Paid and Payable

	Three Months Ended December 31,		Years Ended December 31,
	2018	2017	2018	2017

Net income	$85.9	$233.6	$465.4	$357.7

Cash flows provided by operating activities	34.7	38.2	157.9	158.7
Monthly distributions paid and payable	(31.4)	(31.0)	(125.1)	(123.1)
Special distribution payable in cash	(13.7)	—	(13.7)	—

Cash flows from operating activities in excess (shortfall) of distributions paid and payable	$(10.4)	$7.2	$19.1	$35.6

Monthly distributions paid for the three month periods and years ended December 31, 2018 and 2017 were funded with cash flows from operating activities. The special distribution paid in cash on January 15, 2019 was funded with available cash on hand.

Net income prepared in accordance with IFRS recognizes revenue and expenses at time intervals that do not necessarily match the receipt or payment of cash. Therefore, when establishing cash distributions to unitholders, consideration is given to factors such as FFO, AFFO, cash generated from and required for operating activities and forward-looking cash flow information, including forecasts and budgets. Management does not expect current or potential future commitments to replace or maintain its investment properties to adversely affect cash distributions.

Granite REIT 2018 43

Normal Course Issuer Bid

On May 16, 2018, Granite announced the acceptance by the Toronto Stock Exchange ("TSX") of Granite's Notice of Intention to Make a Normal Course Issuer Bid ("NCIB"). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 3,939,255 of Granite's issued and outstanding stapled units. The NCIB commenced on May 18, 2018 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 17, 2019. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 16,546 stapled units, subject to certain exceptions. Granite entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 16, 2017 to May 15, 2018.

During the year ended December 31, 2018, Granite repurchased 1,282,171 stapled units for consideration of $63.5 million and an additional 700 units for consideration of less than $0.1 million subsequent to the year-end at an aggregate average purchase price of $49.55 per unit. During the year ended December 31, 2017, Granite repurchased 241,034 stapled units for consideration of $12.0 million representing an average purchase price of $49.94 per unit.

COMMITMENTS, CONTRACTUAL OBLIGATIONS, CONTINGENCIES AND OFF-BALANCE SHEET ARRANGEMENTS

The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management believes that the final outcome of such matters will not have a material adverse effect on the financial position, results of operations or liquidity of the Trust. However, actual outcomes may differ from management's expectations.

The Trust has made commitments for future payments of interest and principal on bank indebtedness and long-term debt, construction and development project costs, purchases of properties and certain other costs. At December 31, 2018, these contractual obligations had the following maturities:

As at December 31, 2018	Total	2019	2020	2021	2022	2023	Thereafter

Unsecured debentures	$650.0	$—	$—	$250.0	$—	$400.0	$—
Unsecured term loans	552.4	—	—	—	252.4	—	300.0
Cross currency interest rate swaps	104.7	—	—	26.9	3.8	56.9	17.1
Interest payments:
Unsecured debentures, net of cross currency interest rate swap savings	73.4	17.5	17.5	17.5	10.4	10.5	—
Unsecured term loans, net of cross currency interest rate swap savings	59.3	9.8	9.8	9.8	9.8	6.7	13.4
Construction, development and property purchase commitments	457.0	457.0	—	—	—	—	—

	$1,896.8	$484.3	$27.3	$304.2	$276.4	$474.1	$330.5

Off-balance sheet arrangements consist of outstanding letters of credit to support certain contractual obligations, property purchase commitments, construction and development project commitments and certain operating agreements. At December 31, 2018, the Trust had $0.1 million in letters of credit

44 Granite REIT 2018

outstanding. Additionally, the Trust had contractual commitments related to construction and development projects, the purchase of a property in the United States, and the purchase of a leasehold interest in two properties in Canada amounting in aggregate to approximately $457.0 million at December 31, 2018. The construction and development projects are expected to be completed in the latter part of 2019. The commitment to purchase the property in the United States is subject to specific confidentiality provisions and customary closing conditions including certain purchase rights in favour of the tenant and is expected to close in the third quarter of 2019 following construction of the building. The commitment to purchase the leasehold interest in two income-producing properties in Canada, which is expected to close in the second quarter of 2019, is subject to customary closing conditions and the consent of the ground lessor. Granite expects to fund these commitments through the use of cash on hand, cash from operations and/or Granite's credit facility. At December 31, 2018, the Trust also had commitments on non-cancellable operating leases requiring future minimum annual rental payments as follows:

Not later than 1 year	$0.5
Later than 1 year and not later than 5 years	1.1
Later than 5 years	—

$1.6

In addition, the Trust is committed to making annual payments under two ground leases for the land upon which two income-producing properties are situated of $0.5 million and $0.1 million to the years 2049 and 2096, respectively.

For further discussion of commitments, contractual obligations, contingencies and off-balance sheet arrangements, refer to notes 8, 9, 16 and 20 to the audited combined financial statements for the year ended December 31, 2018 and "LIQUIDITY AND CAPITAL RESOURCES".

RELATED PARTY TRANSACTIONS

For a discussion of the Trust's transactions with related parties, refer to note 18 of the audited combined financial statements for the year ended December 31, 2018.

Granite REIT 2018 45

NON-IFRS MEASURES

Funds from operations

FFO is a non-IFRS performance measure that is widely used by the real estate industry in evaluating the operating performance of real estate entities. Granite calculates FFO as net income attributable to stapled unitholders excluding fair value gains (losses) on investment properties and financial instruments, gains (losses) on sale of investment properties including the associated current income tax, acquisition transaction costs, deferred income taxes and certain other items, net of non-controlling interests in such items. The Trust's determination of FFO follows the definition prescribed by the Real Estate Property Association of Canada ("REALPAC") White Paper on Funds From Operations & Adjusted Funds From Operations for IFRS dated February 2018 and as subsequently amended ("White Paper"). Granite considers FFO to be a meaningful supplemental measure that can be used to determine the Trust's ability to service debt, fund capital expenditures and provide distributions to stapled unitholders. FFO is reconciled to net income, which is the most directly comparable IFRS measure (see "RESULTS OF OPERATIONS — Funds From Operations and Adjusted Funds From Operations"). FFO should not be construed as an alternative to net income or cash flow generated from operating activities determined in accordance with IFRS.

Adjusted funds from operations

AFFO is a non-IFRS performance measure that is widely used by the real estate industry in evaluating the recurring economic earnings performance of real estate entities after considering certain costs associated with sustaining such earnings. Granite calculates AFFO as net income attributable to stapled unitholders including all adjustments used to calculate FFO and further adjusts for actual maintenance capital expenditures that are required to sustain Granite's productive capacity, leasing costs such as leasing commissions and tenant allowances paid, tenant improvements and non-cash straight-line rent and tenant incentive amortization, net of non-controlling interests in such items. The Trust's determination of AFFO follows the definition prescribed by REALPAC's White Paper. Granite considers AFFO to be a meaningful supplemental measure that can be used to determine the Trust's ability to service debt, fund expansion capital expenditures, fund property development and provide distributions to stapled unitholders after considering costs associated with sustaining operating earnings. AFFO is also reconciled to net income, which is the most directly comparable IFRS measure (see "RESULTS OF OPERATIONS — Funds From Operations and Adjusted Funds From Operations"). AFFO should not be construed as an alternative to net income or cash flow generated from operating activities determined in accordance with IFRS.

FFO and AFFO payout ratios

The FFO and AFFO payout ratios are calculated as monthly distributions declared to unitholders divided by FFO and AFFO, respectively, in a period. FFO payout ratio and AFFO payout ratio may exclude revenue or expenses incurred during a period that can be a source of variance between periods. The FFO payout ratio and AFFO payout ratio are supplemental measures widely used by analysts and investors in evaluating the sustainability of the Trust's monthly distributions to stapled unitholders.

46 Granite REIT 2018

FFO and AFFO Payout Ratios

		Three Months Ended December 31,		Years Ended December 31,
(in millions, except as noted)		2018	2017	2018	2017

Monthly distributions declared to unitholders	[A]	$31.4	$31.0	$125.1	$123.1
FFO		40.9	41.6	168.9	153.2
Add (deduct):
Proxy contest expenses		—	—	—	5.9
Foreign exchange gain on the remeasurement of US cash proceeds from sale of properties		—	—	(8.5)	—
Lease termination and close-out fees		—	—	(1.0)	(1.6)

FFO adjusted for the above	[B]	$40.9	$41.6	$159.4	$157.5
AFFO		39.8	32.6	138.1	145.4
Add (deduct):
Proxy contest expenses		—	—	—	5.9
Tenant allowance payment made in connection with a 2014 lease extension at the Eurostar facility in Austria		—	—	9.1	—
Foreign exchange gain on the remeasurement of US cash proceeds from sale of properties		—	—	(8.5)	—
Lease termination and close-out fees		—	—	(1.0)	(1.6)

AFFO adjusted for the above	[C]	$39.8	$32.6	$137.7	$149.7
FFO payout ratio	[A]/[B]	77%	75%	78%	78%
AFFO payout ratio	[A]/[C]	79%	95%	91%	82%

Net operating income — cash basis

Granite uses NOI on a cash basis, which adjusts NOI to exclude lease termination and close-out fees, and the non-cash impact from straight-line rent and tenant incentive amortization recognized during the period (see "RESULTS OF OPERATIONS — Net Operating Income"). NOI — cash basis is a commonly used measure by the real estate industry and Granite believes it is a useful supplementary measure of the income generated by and operating performance of income-producing properties in addition to the most comparable IFRS measure, which Granite believes is NOI. NOI — cash basis is also a key input in Granite's determination of the fair value of its investment property portfolio.

Same property net operating income — cash basis

Same property NOI — cash basis refers to the NOI — cash basis for those properties owned by Granite throughout the entire current and prior year periods under comparison. Same property NOI — cash basis excludes properties that were acquired, disposed of, classified as properties under or held for development or assets held for sale during the periods under comparison (see "RESULTS OF OPERATIONS — Net Operating Income"). Granite believes that same property NOI — cash basis is a useful supplementary measure in understanding period-over-period organic changes in NOI — cash basis from the same stock of properties owned.

Granite REIT 2018 47

Adjusted earnings before interest, income taxes, depreciation and amortization ("Adjusted EBITDA")

Adjusted EBITDA is calculated as net income before lease termination and close-out fees, interest expense, interest income, income tax expense, depreciation and amortization expense, foreign exchange gains (losses) on the remeasurement of proceeds from the sale of investment properties, proxy contest expenses, fair value gains (losses) on investment properties and financial instruments, acquisition transaction costs, other income relating to a settlement award and gains (losses) on the sale of investment properties. Adjusted EBITDA represents an operating cash flow measure that Granite uses in calculating the interest coverage ratio and indebtedness ratio noted below. Adjusted EBITDA is also defined in Granite's debt agreements and used in calculating the Trust's debt covenants.

Adjusted EBITDA Reconciliation

For the years ended December 31,	2018	2017

Net income	$465.4	$357.7
Add (deduct):
Lease termination and close-out fees	(1.0)	(1.6)
Interest expense and other financing costs	22.4	20.0
Interest income	(2.6)	(0.5)
Income tax expense	52.6	13.4
Depreciation and amortization	0.3	0.3
Foreign exchange gain on the remeasurement of US cash proceeds from sale of properties	(8.5)	—
Fair value gains on investment properties, net	(354.7)	(212.1)
Fair value losses on financial instruments	0.5	0.8
Loss on sale of investment properties	6.9	0.4
Acquisition transaction costs	8.0	0.7
Other income — settlement award	(2.3)	—
Proxy contest expenses	—	5.9

Adjusted EBITDA	$187.0	$185.0

Interest coverage ratio

The interest coverage ratio is calculated on a 12-month trailing basis using Adjusted EBITDA divided by net interest expense. Granite believes the interest coverage ratio is useful in evaluating the Trust's ability to meet its interest expense obligations (see "LIQUIDITY AND CAPITAL RESOURCES — Debt Structure").

Indebtedness ratio

The indebtedness ratio is calculated as total debt divided by Adjusted EBITDA and Granite believes it is useful in evaluating the Trust's ability to repay outstanding debt using its operating cash flows (see "LIQUIDITY AND CAPITAL RESOURCES — Debt Structure").

Leverage and net leverage ratios

The leverage ratio is calculated as the carrying value of total debt divided by the fair value of investment properties while the net leverage ratio subtracts cash and cash equivalents from total debt. The leverage ratio and net leverage ratio are supplemental measures that Granite believes are useful in evaluating the

48 Granite REIT 2018

Trust's degree of financial leverage, borrowing capacity and the relative strength of its balance sheet (see "LIQUIDITY AND CAPITAL RESOURCES — Debt Structure").

Unencumbered asset coverage ratio

The unencumbered asset coverage ratio is calculated as the carrying value of investment properties (excluding assets held for sale) that are not encumbered by secured debt divided by the carrying value of total unsecured debt and is a supplemental measure that Granite believes is useful in evaluating the Trust's degree of asset coverage provided by its unencumbered investment properties to total unsecured debt (see "LIQUIDITY AND CAPITAL RESOURCES — Debt Structure").

SIGNIFICANT ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with IFRS requires management to apply judgment and make estimates that affect the amounts reported and disclosed in the combined financial statements. Management bases estimates on historical experience and various other assumptions that are believed to be reasonable in the circumstances, the results of which form the basis for making judgments about the values of assets and liabilities. On an ongoing basis, management evaluates its estimates. However, actual results could differ from those estimates.

The Trust's significant accounting policies that involve the most judgment and estimates are as follows:

Judgments

Leases

The Trust's policy for revenue recognition is described in note 2(k) of the audited combined financial statements for the year ended December 31, 2018. The Trust makes judgments in determining whether certain leases are operating or finance leases, in particular tenant leases with long contractual terms, leases where the property is a large square-footage and/or architecturally specialized and long-term ground leases where the Trust is the lessee.

Investment properties

The Trust's policy relating to investment properties is described in note 2(d) of the audited combined financial statements for the year ended December 31, 2018. In applying this policy, judgment is used in determining whether certain costs incurred for tenant improvements are additions to the carrying amount of the property or represent incentives, identifying the point at which practical completion of properties under development occurs and determining borrowing costs to be capitalized to the carrying value of properties under development. Judgment is also applied in determining the use, extent and frequency of independent appraisals.

Income taxes

The Trust applies judgment in determining whether it will continue to qualify as a REIT for both Canadian and United States tax purposes for the foreseeable future. However, should it at some point no longer qualify, the Trust would be subject to income tax which could materially affect future distributions to unitholders and would also be required to recognize additional current and/or deferred income taxes.

Granite REIT 2018 49

Estimates and Assumptions

Valuation of investment properties

The fair value of investment properties is determined by management using primarily the discounted cash flow method in which the income and expenses are projected over the anticipated term of the investment plus a terminal value discounted using an appropriate discount rate. The Trust obtains, from time to time, appraisals from independent qualified real estate valuation experts. However, the Trust does not measure its investment properties based on these appraisals but uses them as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of Granite's portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology used during the year ended December 31, 2018. The critical assumptions relating to the Trust's estimates of fair values of investment properties include the receipt of contractual rents, contractual renewal terms, expected future market rental rates, discount rates that reflect current market uncertainties, capitalization rates and recent investment property prices. If there is any change in these assumptions or regional, national or international economic conditions, the fair value of investment properties may change materially. Refer to the "Investment Properties" section and note 4 of the audited combined financial statements for the year ended December 31, 2018 for further information on the estimates and assumptions made by management in connection with the fair values of investment properties.

Fair value of financial instruments

Where the fair value of financial assets or liabilities recorded on the balance sheet or disclosed in the notes cannot be derived from active markets, it is determined using valuation techniques including the discounted cash flow model. The inputs to these models are taken from observable markets where possible but, where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as credit risk and volatility. Changes in assumptions about these factors could materially affect the reported fair value of financial instruments.

Income taxes

The Trust operates in a number of countries and is subject to the income tax laws and related tax treaties in each of its operating jurisdictions. These laws and treaties can be subject to different interpretations by relevant taxation authorities. Significant judgment is required in the estimation of Granite's income tax expense, interpretation and application of the relevant tax laws and treaties and provision for any exposure that may arise from tax positions that are under audit by relevant taxation authorities.

The recognition and measurement of deferred tax assets or liabilities is dependent on management's estimate of future taxable profits and income tax rates that are expected to be in effect in the period the asset is realized or the liability is settled. Any changes in management's estimates can result in changes in deferred tax assets or liabilities as reported in the combined balance sheets and also the deferred income tax expense in the combined statements of net income.

50 Granite REIT 2018

NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS

New Standards Adopted

Effective January 1, 2018, the Trust applied for the first time certain standards and amendments that require restatement of previous financial statements. The nature and effect of these changes on the combined financial statements are disclosed below.

IFRS 15, Revenue from Contracts with Customers

In May 2014, the International Accounting Standards Board ("IASB") issued IFRS 15, Revenue from Contracts with Customers ("IFRS 15") which replaced IAS 18, Revenue and IAS 11, Construction Contracts and other related revenue interpretations effective January 1, 2018. IFRS 15 establishes the principles that the Trust applies to report useful information about the nature, amount, timing and uncertainty of revenue and cash flows arising from a contract with a customer.

As the Trust's most material revenue stream of rental revenue is outside the scope of the new standard, the adoption of the new standard did not have a material impact on the combined statements of net income and comprehensive income. The recovery of costs related to common area maintenance services is considered within the scope of IFRS 15 and the Trust has concluded that the pattern of revenue recognition remains unchanged. As a result of the adoption of IFRS 15, the Trust discloses revenue recognized from contracts with tenants related to common area maintenance recoveries separately from other sources of revenue. In addition, the Trust assessed that it is a principal in relation to property taxes and insurance that are paid directly by the tenants under certain net leases as the Trust is primarily responsible for fulfilling the promise to satisfy its property tax obligations and is a beneficiary as it relates to potential property insurance claims. Therefore, the Trust recognizes the gross amount of consideration for property taxes and insurance premiums. As a result of the adoption of IFRS 15, in the three month periods ended December 31, 2018 and 2017, tenant recoveries revenue and property operating costs each increased by $3.5 million and $5.4 million, respectively. For the years ended December 31, 2018 and 2017, tenant recoveries revenue and property operating costs each increased by $16.7 million and $22.0 million, respectively. There was no impact to net income, opening retained earnings, unitholders' equity or cash flows from the adoption of this standard. Refer to note 12(a) to the audited combined financial statements for the incremental disclosures required under IFRS 15.

IFRS 9, Financial Instruments

In July 2014, the IASB issued IFRS 9, Financial Instruments ("IFRS 9") which replaced IAS 39, Financial Instruments: Recognition and Measurement ("IAS 39") effective January 1, 2018. IFRS 9 provides new guidance on the classification and measurement, impairment and hedge accounting for financial instruments in addition to clarification for the treatment of modifications of financial liabilities. IFRS 9 is required to be adopted retrospectively with certain available transition provisions.

The adoption of this standard did not have any significant impact on the combined financial statements for the current or prior periods.

Classification and measurement:

IFRS 9 requires a new approach for the classification and measurement of financial assets based on the Trust's business models for managing these financial assets and their contractual cash flow characteristics. This approach is summarized as follows:

  •
  Assets held for the purpose of collecting contractual cash flows that solely represent payments of principal and interest are measured at amortized cost.
Granite REIT 2018 51

  •
  Assets held within a business model where assets are both held for the purpose of collecting contractual cash flows or sold prior to maturity and the contractual cash flows solely represent payments of principal and interest are measured at fair value through other comprehensive income ("FVTOCI").

  •
  Assets held within another business model or assets that do not have contractual cash flow characteristics that are solely payments of principal and interest are measured at fair value through profit or loss ("FVTPL").

The Trust has completed its review of all financial instruments held and has performed a cash flow and business model assessment and the impact is summarized as follows:

  •
  The Trust's cash and cash equivalents, restricted cash, accounts receivable and long-term receivables, previously classified as loans and receivables under IAS 39, are now classified as amortized cost and continue to be measured at amortized cost.

  •
  The Trust's unsecured debentures, bank indebtedness, accounts payable and accrued liabilities and distributions payable, previously classified as other financial liabilities under IAS 39, are now classified as amortized cost and continue to be measured at amortized cost.

  •
  The Trust's derivative asset and liability instruments continue to be classified and measured at FVTPL.

Refer to notes 2(o) and 16 to the audited combined financial statements for the classification and measurement basis of financial assets and liabilities under IFRS 9.

Impairment:

IFRS 9 introduces a new expected credit loss ("ECL") impairment model for all financial assets measured at amortized cost or debt instruments measured at FVTOCI.

The ECL model uses an allowance for expected credit losses being recorded regardless of whether or not there has been an actual loss event. The Trust measures the loss allowance for its financial assets at an amount equal to the lifetime ECL. The impact of the credit loss modelling process is summarized as follows:

  •
  The Trust did not record an ECL allowance against long-term receivables as historical experience of loss on these balances is insignificant and, based on the assessment of forward-looking information, no significant increases in losses are expected. The Trust will continue to assess the valuation of these instruments.

  •
  The Trust did not record an ECL allowance against accounts receivable and has determined that its internal processes of evaluating each receivable on a specific basis for collectability using historical experience and adjusted for forward-looking information, would appropriately allow the Trust to determine if there are significant increases in credit risk to then record a corresponding ECL allowance.

Hedge accounting:

IFRS 9 also introduces a new hedge accounting model that expands the scope of hedge items and risks eligible for hedge accounting and aligns hedge accounting more closely with risk management. This new standard did not fundamentally change the types of hedging relationships or the requirement to measure and recognize ineffectiveness; however, it provides for more hedging strategies that are used for risk management to qualify for hedge accounting and introduces more judgment to assess the effectiveness of a hedging relationship.

52 Granite REIT 2018

Financial liabilities:

Generally, IFRS 9 did not introduce changes to the measurement of financial liabilities. The Trust continues to measure its financial liabilities at amortized cost.

In regards to term modifications for financial liabilities, IFRS 9 requires that when a financial liability measured at amortized cost is modified or exchanged, and such modification or exchange does not result in derecognition, the adjustment to the amortized cost of the financial liability is recognized in profit or loss.

IFRS 2, Share-based Payment

In June 2016, the IASB issued amendments to IFRS 2, Share-based Payment clarifying how to account for the effects of vesting and non-vesting conditions on the measurement of cash-settled share-based payments, share-based payment transactions with a net settlement feature and a modification to the terms and conditions that change the classification of the transactions. These amendments are effective for annual periods beginning on January 1, 2018. The adoption of this amendment did not have an impact on the combined financial statements.

IAS 40, Investment Properties

On December 8, 2016, the IASB issued an amendment to IAS 40, Investment Properties that requires an asset to be transferred to or from investment property only when there is a change in use. A change in use occurs when the property meets, or ceases to meet, the definition of investment property and there is evidence of the change in use. The amendments are effective for years beginning on January 1, 2018. The adoption of these amendments and clarifications did not have an impact on the combined financial statements.

Future Accounting Policy Changes

New accounting standards issued but not yet applicable to the combined financial statements for the year ended December 31, 2018 are described below. Granite intends to adopt these standards when they become effective.

IFRS 16, Leases

In January 2016, the IASB issued IFRS 16, Leases ("IFRS 16") which replaces IAS 17, Leases and its associated interpretative guidance. IFRS 16 applies a control model to the identification of leases, distinguishing between a lease and a non-lease component on the basis of whether the customer controls the specified asset. For those contracts that are or contain a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to current finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains largely unchanged as the distinction between operating and finance leases is retained. The standard is effective for annual periods beginning on or after January 1, 2019. The Trust does not expect this standard to have a significant impact on its combined financial statements as leases with tenants are expected to be accounted for as operating leases in the same manner they are currently being reported. The Trust has two investment properties located on land that is leased. Currently, the ground rent payments are expensed. It is expected that under IFRS 16, a right-of-use asset addition to investment properties and a lease obligation liability will be recorded with associated financing charges. The Trust also has rent expense associated with office space in Toronto, Canada and Vienna, Austria and office equipment. It is expected that under IFRS 16, a right-of-use asset addition and obligation liability will be recorded for these lease obligations as well. The Trust has completed the issue identification phase of the transition and is in the process of completing its evaluation of the resulting impact on its combined financial statements and internal controls.

Granite REIT 2018 53

IFRIC 23, Uncertainty over Income Tax Treatments

In June 2017, the IFRS Interpretations Committee issued IFRIC 23, Uncertainty over Income Tax Treatments ("IFRIC 23") which clarifies how the recognition and measurement requirements of IAS 12, Income Taxes, are applied where there is uncertainty over income tax treatments. This standard is effective for annual periods beginning on or after January 1, 2019. The Trust is currently assessing the impact of IFRIC 23 on its combined financial statements.

IFRS 3, Business Combinations

In October 2018, the IASB issued amendments to IFRS 3, Business Combinations. The amendments clarified the definition of a business and provide guidance on whether an acquisition represents a group of assets or a business. The amendments also permit a simplified assessment of whether an acquired set of activities and assets is a group of assets rather than a business. Distinguishing between a business and a group of assets is important as an acquirer would only recognize goodwill when acquiring a business. The amendments apply to transactions for which the acquisition date is on or after the first annual reporting period beginning on or after January 1, 2020. Earlier adoption is permitted. The Trust is assessing the impact of these amendments on its combined financial statements.

INTERNAL CONTROLS OVER FINANCIAL REPORTING

Disclosure Controls and Procedures

The President and Chief Executive Officer and the Chief Financial Officer of Granite have evaluated the effectiveness of the Trust's disclosure controls and procedures as defined in National Instrument 52-109 — Certification of Disclosure in Issuers' Annual and Interim Filings ("NI 52-109") and in Rules 13a-15(e) and 15d-15(e) under the United States Securities and Exchange Act of 1934 as of December 31, 2018 (the "Evaluation Date"). They have concluded that, as of the Evaluation Date, the Trust's disclosure controls and procedures were effective to ensure that information required to be disclosed by the Trust in the reports that they file or submit is (i) recorded, processed, summarized and reported within the time periods specified in the applicable rules and (ii) accumulated and communicated to the Trust's management, including their principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Management's Report on Internal Control Over Financial Reporting

The Trust's management is responsible for establishing and maintaining adequate internal control over financial reporting (as such term is defined in NI 52-109 and Rules 13a-15(f) and 15d-15(f) under the United States Securities Exchange Act of 1934) for the Trust.

The Trust's internal control over financial reporting is a process designed by, or under the supervision of, the Trust's principal executive and principal financial officers, or persons performing similar functions, and effected by the Trust's board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the Trust's assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that the Trust's receipts and expenditures are being made only in accordance with authorizations of its management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Trust's assets that could have a material effect on the financial statements.

54 Granite REIT 2018

Under the supervision and with the participation of the Trust's President and Chief Executive Officer and Chief Financial Officer, management conducted an evaluation of the effectiveness of the Trust's internal control over financial reporting, as of the Evaluation Date, based on the framework set forth in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its evaluation under this framework, management concluded that the Trust's internal control over financial reporting was effective as of December 31, 2018.

Deloitte LLP, an independent registered public accounting firm, who audited and reported on the Trust's combined financial statements as at and for the year ended December 31, 2018 and whose report is included in the Trust's annual report for fiscal 2018, has also issued an attestation report under standards of the Public Company Accounting Oversight Board (United States) on the Trust's internal control over financial reporting as of December 31, 2018. The attestation report precedes the audited financial statements included in the Trust's annual report for fiscal 2018.

Changes in Internal Control Over Financial Reporting

As of the Evaluation Date, there were no changes in the Trust's internal control over financial reporting that occurred during the period beginning on the date immediately following the end of the period in respect of which Granite made its most recent previous interim filing and ended on December 31, 2018 that have materially affected, or that are reasonably likely to materially affect, the Trust's internal control over financial reporting.

Limitation on the Effectiveness of Controls and Procedures

Granite's management, including the President and Chief Executive Officer and the Chief Financial Officer, does not expect that the Trust's controls and procedures will prevent all potential error and fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

RISKS AND UNCERTAINTIES

Investing in the Trust's stapled units involves a high degree of risk. There are a number of risk factors that could have a material adverse effect on Granite's business, financial condition, operating results and prospects. These risks and uncertainties are discussed in Granite's AIF filed with securities regulators in Canada and available online at www.sedar.com and Annual Report on Form 40-F filed with the SEC and available online on EDGAR at www.sec.gov, each in respect of the year ended December 31, 2018.

Granite REIT 2018 55

SELECTED ANNUAL AND QUARTERLY DATA

The annual and quarterly financial data reflects fluctuations in revenue, FFO, AFFO, investment properties and total debt primarily from the timing of leasing and development activities, property sales, acquisitions and foreign exchange. Investment properties also fluctuate from the effect of measuring properties at fair value under IFRS. Net income attributable to unitholders primarily fluctuates from fair value gains/losses on investment properties.

Refer to note 2 of the audited combined financial statements for the year ended December 31, 2018 for a description of the accounting policies used in the determination of the financial data.

Annual Data

Years ended December 31,	2018	2017	2016

(in millions, except as noted)
Operating highlights(1)(2)
Revenue(3)	$247.5	$244.7	$245.2
NOI — cash basis(1)	$216.7	$218.2	$220.6
Fair value gain on investment properties, net	$354.7	$212.1	$175.9
Net income attributable to stapled unitholders	$465.2	$357.7	$279.3
Cash provided by operating activities	$157.9	$158.7	$160.0
FFO(1)	$168.9	$153.2	$149.7
AFFO(1)	$138.1	$145.4	$149.3
FFO payout ratio(1)	78%	78%	71%
AFFO payout ratio(1)	91%	82%	71%
Per unit amounts
Diluted FFO(1)	$3.68	$3.25	$3.18
Diluted AFFO(1)	$3.01	$3.09	$3.17
Monthly distributions paid	$2.72	$2.60	$2.40
Financial highlights
Investment properties(4)	$3,425.0	$2,733.6	$2,653.1
Assets held for sale	$44.2	$391.4	—
Cash and cash equivalents	$658.2	$69.0	$246.2
Total debt	$1,303.2	$741.4	$657.4
Diluted weighted average units outstanding	45.9	47.1	47.1
Maintenance or improvements capital expenditures paid(5)	$5.6	$2.7	$2.1
Leasing costs paid(5)	$4.8	$1.4	$3.7
Property metrics(4)
Number of income-producing properties	80	84	92
GLA, square feet	32.2	29.1	29.6
Occupancy, by GLA	99.1%	98.4%	99.4%
Weighted average lease term, years	6.0	5.9	7.0

(1)
For definitions of Granite's non-IFRS measures, refer to the section "NON-IFRS MEASURES".

(2)
Explanations for specific changes in the annual financial data table above are as follows:

•
2018 — Net income attributable to unitholders, cash provided by operating activities and FFO included $1.0 million ($0.02 per unit) in revenue related to a lease termination and close-out fee and a net $8.5 million ($0.19 per unit) foreign exchange gain on the remeasurement of US dollar cash proceeds from the sale of investment properties in January 2018. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the aforementioned items as they can be a source of
56 Granite REIT 2018

    variance between periods. AFFO payout ratio further excludes a $9.1 million tenant incentive payment made in 2018 in connection with the 2014 lease extension at the Eurostar facility. The fair value gains on investment properties of $354.7 million were largely attributable to i) an increase in fair value to the sale price for the multi-purpose and special purpose properties sold in 2018 or in 2019, ii) a compression in discount and terminal capitalization rates and an increase in market rents for properties located in Canada, the United States, Germany and the Netherlands resulting from a greater market demand and, to a lesser extent, iii) positive changes in leasing assumptions primarily from contractual rent increases, new leases and lease renewals.

  •
  2017 — Net income attributable to unitholders, cash provided by operating activities and FFO included $1.6 million of lease termination and close-out fees in revenue in connection with tenants having vacated properties and $5.9 million of expenses in connection with the proxy contest leading up to Granite's June 2017 annual general meeting. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the aforementioned items as they can be a source of variance between periods. The fair value gain on investment properties of $212.1 million was attributable to several factors, and, in particular, from i) the increase in fair value to the sale price for 10 properties, including three special purpose properties, sold in January 2018 and the higher valuation implied on certain remaining special purpose properties from the pricing realized and the liquidity potential demonstrated from the sale, ii) a compression in discount and terminal capitalization rates for certain modern warehouse and multi-purpose properties located in Canada, the United States and Europe and iii) favourable changes in leasing assumptions from new leases or renewals executed during 2017.

  •
  2016 — Net income attributable to unitholders, cash provided by operating activities and FFO included $11.9 million of redemption costs associated with the early redemption of debentures that were due to mature in October 2018. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the $11.9 million early redemption expense as this cost can be a source of variance between periods. The fair value gain on investment properties of $175.9 million included the positive changes to leasing assumptions, which generally resulted in increased certainty and the extension of contractual cash flows, relating to lease extensions or renewals and extensions associated with 15 properties, including seven special purpose properties, concluded with Magna.

(3)
The Trust has retrospectively applied IFRS 15, Revenue from Contracts with Customers (see "NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS") and all historical periods herein have been restated to reflect such treatment.

(4)
Excludes properties held for sale which are classified as assets held for sale on the combined balance sheet as at December 31, 2018 and 2017.

(5)
Excludes maintenance or improvement capital expenditures and leasing costs related to a $9.1 million tenant incentive allowance for a 2014 lease extension in Graz, Austria paid in 2018 and the partially re-leased flex office property in Novi, Michigan paid in 2017 and 2018 (see "INVESTMENT PROPERTIES").
Granite REIT 2018 57

Quarterly Data 2018

(in millions, except as noted)	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018

Operating highlights(1)(2)
Revenue(3)	$61.7	$62.1	$63.8	$59.9
NOI — cash basis(1)	$52.2	$55.2	$56.4	$52.9
Fair value gain on investment properties, net	$32.3	$127.9	$141.6	$52.9
Net income attributable to stapled unitholders	$72.4	$149.1	$157.8	$85.9
Cash provided by operating activities	$37.6	$45.0	$40.6	$34.7
FFO(1)	$51.3	$37.6	$39.1	$40.9
AFFO(1)	$31.2	$29.4	$37.7	$39.8
FFO payout ratio(1)	79%	79%	80%	77%
AFFO payout ratio(1)	109%	99%	82%	79%
Per unit amounts
Diluted FFO(1)	$1.11	$0.82	$0.85	$0.90
Diluted AFFO(1)	$0.67	$0.64	$0.82	$0.87
Monthly distributions paid	$0.68	$0.68	$0.68	$0.68
Financial highlights
Investment properties(4)	$2,916.1	$3,031.2	$3,198.0	$3,425.0
Assets held for sale	—	$341.4	$17.0	$44.2
Cash and cash equivalents	$273.8	$50.1	$192.7	$658.2
Total debt	$745.7	$817.6	$715.9	$1,303.2
Diluted weighted average units outstanding	46.3	45.8	45.8	45.7
Maintenance or improvements capital expenditures paid(5)	$0.4	$3.0	$1.5	$0.7
Leasing costs paid(5)	$1.5	$2.4	$0.5	$0.4
Property metrics(4)
Number of income-producing properties	85	84	85	80
GLA, square feet	29.7	31.8	32.5	32.2
Occupancy, by GLA	98.7%	97.3%	97.3%	99.1%
Weighted average lease term, years	6.0	5.9	5.9	6.0

(1)
For definitions of Granite's non-IFRS measures, refer to the section "NON-IFRS MEASURES".

(2)
Explanations for specific changes in the quarterly financial data table above are as follows:

•
Q1'18 — Revenue, net income attributable to unitholders, cash provided by operating activities and FFO included $1.0 million of lease termination and close-out fee in revenue in connection with a tenant having vacated a property and a $10.4 million foreign exchange gain on the remeasurement of US dollar proceeds from the sale of investment properties in January 2018. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the aforementioned items as these items can be a source of variance between periods. AFFO included $9.1 million related to the payment of a tenant incentive allowance made in connection with a 2014 lease extension at the Eurostar facility in Graz, Austria. AFFO used to calculate AFFO payout ratio excludes the $9.1 million tenant incentive payment as this cost can be a source of variance between periods.

•
Q2'18 — Net income attributable to unitholders, cash provided by operating activities and FFO included a $1.9 million foreign exchange loss on the remeasurement of US dollar proceeds from the sale of investment properties in January 2018. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the $1.9 million foreign exchange loss on the remeasurement of US dollar proceeds from the sale of investment properties as this item can be a source of variance between periods. Fair value gain on investment properties of $127.9 million included the increase in fair value to the
58 Granite REIT 2018

    expected sale price of six multi-purpose and special purpose properties classified as assets held for sale in the second quarter of 2018.

  •
  Q3'18 — Fair value gain on investment properties of $141.6 million included a compression in discount and terminal capitalization rates and an increase in market rents for properties in Canada, the United States, Germany and the Netherlands resulting from the limited availability and greater market demand for industrial real estate properties.

  •
  Q4'18 — Fair value gains on investment properties of $52.9 million were largely attributable to a compression in discount and terminal capitalization rates for properties located in Canada, the United States and the Netherlands that resulted from a greater market demand for industrial real estate properties and, to a lesser extent, the increase in fair value to the expected sale price for the multi-purpose properties sold in 2019 and the positive changes in leasing assumptions associated with new leases and lease renewals.

(3)
The Trust has retrospectively applied IFRS 15, Revenue from Contracts with Customers (see "NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS") and all historical periods herein have been restated to reflect such treatment.

(4)
Excludes properties held for sale which are classified as assets held for sale on the combined balance sheet as at the respective quarter-end.

(5)
Excludes maintenance or improvement capital expenditures and leasing costs paid related to a $9.1 million tenant incentive allowance for a 2014 lease extension in Graz, Austria and the partially re-leased flex office property in Novi, Michigan (see "INVESTMENT PROPERTIES").
Granite REIT 2018 59

Quarterly Data 2017

(in millions, except as noted)	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017

Operating highlights(1)(2)
Revenue(3)	$60.8	$60.5	$60.8	$62.6
NOI — cash basis(1)	$54.4	$54.2	$53.4	$56.2
Fair value gain (loss) on investment properties, net	$(7.3)	$17.2	$17.0	$185.2
Net income attributable to stapled unitholders	$30.2	$42.9	$51.0	$233.6
Cash provided by operating activities	$46.2	$33.8	$40.5	$38.2
FFO(1)	$39.6	$31.6	$40.4	$41.6
AFFO(1)	$40.3	$32.4	$40.1	$32.6
FFO payout ratio(1)	78%	82%	79%	75%
AFFO payout ratio(1)	76%	80%	80%	95%
Per unit amounts
Diluted FFO(1)	$0.84	$0.67	$0.85	$0.89
Diluted AFFO(1)	$0.86	$0.69	$0.85	$0.69
Monthly distributions paid	$0.65	$0.65	$0.65	$0.65
Financial highlights
Investment properties(4)	$2,717.6	$2,758.0	$2,749.0	$2,733.6
Assets held for sale	—	—	—	$391.4
Cash and cash equivalents	$189.7	$196.5	$190.9	$69.0
Total debt	$650.5	$682.7	$691.5	$741.4
Diluted weighted average units outstanding	47.1	47.2	47.2	47.0
Maintenance or improvements capital expenditures paid(5)	$0.6	$0.3	$0.5	$1.3
Leasing costs paid(5)	$0.3	$0.3	$0.4	$0.4
Property metrics(4)
Number of income-producing properties	92	92	92	84
GLA, square feet	30.1	30.2	30.2	29.1
Occupancy, by GLA	98.4%	98.1%	98.4%	98.4%
Weighted average lease term, years	6.9	6.7	6.6	5.9

(1)
For definitions of Granite's non-IFRS measures, refer to the section "NON-IFRS MEASURES".

(2)
Explanations for specific changes in the quarterly financial data table above are as follows:

•
Q2'17 — Net income attributable to unitholders, cash provided by operating activities and FFO included $5.9 million of expenses in connection with the proxy contest leading up to Granite's June 2017 annual general meeting. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the $5.9 million proxy contest expenses as this cost can be a source of variance between periods.

•
Q3'17 — Revenue, net income attributable to unitholders, cash provided by operating activities and FFO included $1.6 million of lease termination and close-out fees in revenue in connection with tenants having vacated properties. FFO used to calculate FFO payout ratio and AFFO payout ratio excludes the $1.6 million lease termination and close-out fees as this revenue can be a source of variance between periods.

•
Q4'17 — Fair value gain on investment properties of $185.2 million included the increase in fair value to the sale price for 10 properties, including three special purpose properties, sold in January 2018 and the higher valuation implied on certain remaining special purpose properties from the pricing realized and the liquidity potential demonstrated from the sale.

(3)
The Trust has retrospectively applied IFRS 15, Revenue from Contracts with Customers (see "NEW ACCOUNTING PRONOUNCEMENTS AND DEVELOPMENTS") and all historical periods herein have been restated to reflect such treatment.
60 Granite REIT 2018

(4)
Excludes properties held for sale which are classified as assets held for sale on the combined balance sheet as at the respective quarter-end.

(5)
Excludes maintenance or improvement capital expenditures and leasing costs paid related to the partially re-leased flex office property in Novi, Michigan (see "INVESTMENT PROPERTIES").

FORWARD-LOOKING STATEMENTS

This MD&A and accompanying letter to unitholders may contain statements that, to the extent they are not recitations of historical fact, constitute "forward-looking statements" or "forward-looking information" within the meaning of applicable securities legislation, including the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, and applicable Canadian securities legislation. Forward-looking statements and forward-looking information may include, among others, statements regarding Granite's future plans, goals, strategies, intentions, beliefs, estimates, costs, objectives, capital structure, cost of capital, tenant base, tax consequences, economic performance or expectations, or the assumptions underlying any of the foregoing. Words such as "outlook", "may", "would", "could", "should", "will", "likely", "expect", "anticipate", "believe", "intend", "plan", "forecast", "project", "estimate", "seek" and similar expressions are used to identify forward-looking statements and forward-looking information. Forward-looking statements and forward-looking information should not be read as guarantees of future events, performance or results and will not necessarily be accurate indications of whether or the times at or by which such future performance will be achieved. Undue reliance should not be placed on such statements. There can also be no assurance that: the expansion and diversification of Granite's real estate portfolio and the reduction in Granite's exposure to Magna and the special purpose properties; the ability of Granite to find satisfactory acquisition, joint venture and development opportunities and to strategically redeploy the proceeds from recently sold properties and financing initiatives; the expected completion of the acquisitions of a property in the United States and the construction and leasing of a building thereon and the leasehold interest in two properties in Canada; Granite's ability to dispose of any non-core assets on satisfactory terms; Granite's ability to meet its target occupancy goals; and the expected amount of any distributions, can be achieved in a timely manner, with the expected impact or at all. Forward-looking statements and forward-looking information are based on information available at the time and/or management's good faith assumptions and analyses made in light of Granite's perception of historical trends, current conditions and expected future developments, as well as other factors Granite believes are appropriate in the circumstances, and are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Granite's control, that could cause actual events or results to differ materially from such forward-looking statements and forward-looking information. Important factors that could cause such differences include, but are not limited to, the risk of changes to tax or other laws and treaties that may adversely affect Granite REIT's mutual fund trust status under the Income Tax Act (Canada) or the effective tax rate in other jurisdictions in which Granite operates; economic, market and competitive conditions and other risks that may adversely affect Granite's ability to expand and diversify its real estate portfolio and dispose of any non-core assets on satisfactory terms; and the risks set forth in the "Risk Factors" section in Granite's AIF for 2018 dated March 6, 2019, filed on SEDAR at www.sedar.com and attached as Exhibit 1 to the Trust's Annual Report on Form 40-F for the year ended December 31, 2018 filed with the SEC and available online on EDGAR at www.sec.gov, all of which investors are strongly advised to review. The "Risk Factors" section also contains information about the material factors or assumptions underlying such forward-looking statements and forward-looking information. Forward-looking statements and forward-looking information speak only as of the date the statements and information were made and unless otherwise required by applicable securities laws, Granite expressly disclaims any intention and undertakes no obligation to update or revise any forward-looking statements or forward-looking information contained in this MD&A to reflect subsequent information, events or circumstances or otherwise.

Granite REIT 2018 61